Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of the 18th day of April 2017 by and among a newly formed entity solely owned by RMR Industrials, Inc., a Nevada corporation (the “Buyer”), METRO MIX, LLC, a Colorado limited liability company (the “Seller”), and Keith Minor and Eric Tyrrell (collectively “Seller Members”). Hereinafter, the Buyer and the Seller may collectively be referred to as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, Seller is located in Denver, Colorado and is engaged in the manufacturing, processing, and delivery of ready-mixed concrete (collectively, the “Business”);

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to buy from the Seller, substantially all of the Seller’s assets for the Business on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Seller Members own a majority of all the issued and outstanding membership interests of the Seller, and the Seller Members will derive substantial benefit from the sale of the Business and its assets to the Buyer; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, the Parties hereto hereby agree as follows:

ARTICLE 1

GLOSSARY OF DEFINED TERMS

1.1           Definitions. As used herein, the following capitalized terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“AAA” means the American Arbitration Association.

“ACA” means the Patient Protection and Affordable Care Act.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” and “Affiliated” each means with respect to a Party, a Party’s respective officers, directors, shareholders, management, representatives, employees, members, managers, agents, successors, assigns and any other person or entity which is directly or indirectly a subsidiary of a Party, controlling, controlled by, under the common control with or related to the Party, the Party’s asset owners and/or another Affiliate of such Party, whether such control is through voting securities, contract or otherwise. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Acquisition” means the acquisition of the Assets by the Buyer pursuant to the terms of this Agreement.

“Assets” means the assets and rights to be sold to Buyer pursuant to Section 2 hereof.

“Business” means the business of the Seller, which is conducted by the Seller and described in the recitals hereto.

“Business Day” means any day on which commercial banks are not authorized or required to close in Denver, Colorado.

“Business Locations” means the following three individual Business Locations: (i) Denver Management Leased Office Space 6820 North Broadway Unit A Denver, CO 80221; (ii) Denver Ready Mix Plant 282 East 64th Avenue Denver, CO 80221; and (iii) the Castle Rock Ready Mix Plant 1120 Topeka Way Castle Rock, CO 80109.

“BVI, LLC” means the owner of the real property where Seller operates its Denver Ready Mix Plant and Castle Rock Ready Mix Plant.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. § 9601 et. seq.

“Claim” and “Claims” shall each mean any and all actions, causes of action, claims, demands, demand letters, rights, assertions, challenges and requests.

“Closing” means as such term is defined in Section 4 of this Agreement.

“Closing Date” means as such term is defined in Section 4 of this Agreement.

“Closing Estimated Net Working Capital” means as such term is defined in Section 3.3 of this Agreement.

“Closing Net Working Capital” means the Net Working Capital (as defined herein) of the Seller (as defined herein) as of the Closing Date (as defined herein).

“Code” means the Internal Revenue Code of 1986, as amended.

“Customer Pre-Payments” means as such term is defined in Section 3.4 of this Agreement.

“Damages” mean any and all Claims, controversies, demands, actions, causes of action, losses, damages, liabilities, promises, debts, obligations, expenses (including, but not limited to, costs of investigation, attorneys’ fees and related expenses), and/or suits at/in law, asset or arbitration (including, without limitation, interest, penalties, attorneys’ fees and expenses and/or liabilities).

“Due Diligence Information” means any and all information provided by, for or on behalf of the Seller, and/or the Seller Members, regarding or related to the Seller, the Seller Members, the Business, the Assets and/or the transactions contemplated by this Agreement, including (but not limited to) all information provided by, for or on behalf of the Seller in response to the due diligence request list attached hereto and incorporated herein as Schedule 1.1-B.

“Effective Time” means 11:59 p.m. in Denver, Colorado, on the Closing Date.

“Employee” means any current or former employee, officer, sales representative, independent contractor, agent or consultant working for the Seller or in the Business.

“Encumbrances” means all mortgages, liens (statutory or otherwise), security interests, Claims, pledges,

licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges, taxes or Encumbrances of any nature whatsoever.

“Environmental Claims” means any and all Claims, notices of non-compliance or violation, consent orders or consent agreements related in any way to any Environmental Law or Legal Requirement, including without limitation: (i) any and all Claims by a Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunction relief resulting from Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means, whenever in effect, all Legal Requirements and all contractual obligations concerning noise, public health and safety, worker health and safety, or pollution or protection of the environment, including, without limitation, CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated thereunder.

“Financial Statements” means: (a) the unaudited financial statements of the Seller for the four (4) fiscal years ended December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016; (b) the compiled financial statements of the Seller for the two (2) month period ending February 28, 2017; and (c) the Pre-Closing Certificate (as defined herein).

“Fiscal Year” means as such term is defined in Section 3.2 of this Agreement.

“GAAP” means United States generally accepted accounting principles, then in effect.

“Governmental Authority” means any foreign or domestic federal, state or municipal court or governmental, quasi-governmental or regulatory department or authority.

“Hazardous Material” means all materials, substances, and wastes as to which liability or standards of conduct are imposed pursuant to Environmental Laws, including asbestos in any form or condition, polychlorinated biphenyls, and petroleum or any fraction thereof.

“Purchase Option” means as such term is defined in Section 2.9 of this Agreement.

“Indebtedness” means indebtedness for borrowed money, including bank overdrafts, or for the deferred purchase price of property or services or evidenced by notes, bonds or other similar instruments, lease obligations which would normally be capitalized under GAAP, or obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) Indebtedness of others.

“Intellectual Property” means patents (including all reissues, divisions, continuations in part and extensions thereof), registrations of trademarks, computer software, service marks and other marks, registrations of trade names, labels or other trade rights, registered user entries, copyrights, copyright registrations and pending applications for patents, including but not limited to that pending patent application for a “self-sustaining base,” registrations or entries, and trademarks and other marks, trade names, labels, slogans, promotional material and other trade rights, whether or not registered, including, without limitation, all of Seller’s rights in and to the names Metro Mix, LLC and any and all variations of the foregoing.

“IRS” means the Internal Revenue Service.

“Know-how” means trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, computer databases and software, telephone numbers, facsimile numbers, email addresses, web sites, domain names, technology and all other information and intangibles, including, without limitation, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

“Knowledge” means all information, facts, circumstances, understandings and/or matters of which a Person is actually aware or could be expected to discover or otherwise become aware in the course of such Person conducting business operations and/or a reasonable inquiry.

“Legal Requirements” means all federal, state, local and foreign statutes, ordinances, codes or other laws, rules, regulations, orders, common law, technical or other standards, requirements, policies, determinations or procedures enacted, adopted or promulgated by any applicable Governmental Authority, including any judgment, writ, injunction, award or decree of any court, administrative body, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“Liability” and “Liabilities” each collectively mean any debt, claim, liability or obligation of any kind, character or description whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Licenses and Permits” means all licenses, permits, approvals, authorizations and consents of all Governmental Authorities, all certification organizations required for or material to the conduct of the Business (as presently conducted), or otherwise required or necessary pursuant to Legal Requirements.

“Material Agreements” and “Material Agreement” each mean as such terms are defined in Section 5.27 of this Agreement.

“Material Adverse Effect” means any matter which could be reasonably expected materially and adversely to affect the Assets, liabilities, properties, operations, prospects, financial condition or results of operations of either of the Seller or the Business taken as a whole, or which could be reasonably expected to materially adversely affect the Seller’ ability to consummate the transactions contemplated hereunder or to perform its respective obligations hereunder.

“Net Working Capital” means as such term is defined in Section 3.4 of this Agreement.

“Noncompetition Agreement” means as such term is defined in Section 7.2 of this Agreement.

“Obsolete Inventory” means that portion of any inventory item which is not subject to a current purchase order therefor and which the quantity on-hand is greater than the quantity that can reasonably be expected to be sold after Closing Date.

“Permitted Encumbrances” means all of the following that exist immediately prior to the Closing and which continue to exist immediately after the Closing: (a) liens, Claims or Encumbrances imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, that: (i) are not material in amount, (ii) will not interfere with the operation of the Business or Seller’ right to use the property subject thereto, and (iii) will be fully discharged by Seller prior to the Closing Date; (b) liens, liabilities or Encumbrances that will be discharged and satisfied in full by Seller at the Closing, or that secure obligations that are taken into account in calculating the Closing Net Working Capital; (c) the lien of real estate and personal property taxes or assessments not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, provided that such reserves are taken into account in computing the Closing Net Working Capital; and (d) as set forth in Schedule 1.1-C.

“Person” means an individual human being, corporation, association, joint venture, general or limited partnership, limited liability company, trust, business, individual, government or political subdivision thereof, or Governmental Authority or authority, or any other legal entity.

“Plan” means a plan, program, policy, practice, contract, agreement or other arrangement providing for severance, vacation, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is now or has been at any time maintained, contributed to, or required to be contributed to, for the benefit of any Employee and for which there may be any liability.

“Pre-Closing Certificate” means as such term is defined in Section 3.3 of this Agreement.

“Product Claims” means as such term is defined in Section 7.4 of this Agreement.

“Restrictive Agreements” collectively means any and all noncompetition agreements, nondisclosure agreements, nonsolicitation agreements, nondisparagement agreements, confidentiality agreements and those agreements that contain any noncompetition, nondisclosure, nonsolicitation, nondisparagement and/or confidentiality terms or provisions.

“Schedule” means the schedules that are attached to or referenced in this Agreement, and all such schedules are incorporated into this Agreement as if reproduced herein.

“Seller’s Approval” means the votes or approvals of the Seller necessary to execute this Agreement and to consummate the transactions contemplated hereby substantially on the terms set forth herein.

“Seller’s Knowledge” and “Knowledge of the Seller” each means the Knowledge of the Seller and the Seller Members.

“Target Net Working Capital” means $2,185,000.00

“Tax” or “Taxes” means: (a) all taxes, charges, fees, levies or other assessments (whether federal, state, local, or foreign), including, without limitation, income (whether net or gross), excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, national health contributions, pension and employment insurance contributions, use, value added, capital, license, severance, stamp, premium, windfall profits, environmental, capital stock, profits, withholding, disability, registration, customs duties, employment, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not), including, without limitation, any related charges, fees, interest, penalties, additions to tax or other assessments; (b) all liabilities for the payment of any amounts as a result of being a member of an Affiliated, combined, or unitary group or as a result of any tax-sharing, tax allocation, tax indemnification or similar agreement; and (c) all penalties and interest arising from or related to the foregoing taxes, charges, fees, levies, assessments and/or liabilities.

“Tax Returns” means all federal, state, local and foreign returns, estimate, information statements and reports (including any schedules or exhibits thereto or any amendments thereof) with respect to Taxes. Without limiting the generality of the foregoing, “Tax Returns” shall specifically include therein (but shall not be limited to) the Seller’s federal and state income tax returns for fiscal years 2014, 2015 and 2016 attached hereto as part of Schedule 5.7.

“Title” and “Titles” means as such terms are defined in Section 4.2 of this Agreement.

“Titled Asset” and “Titled Assets” mean as such terms are defined in Section 5.3 of this Agreement.

“Transaction Documents” and “Transaction Document” collectively and individually each mean this Agreement and all documents referred to in this Agreement, including but not limited to the Purchase Note, Lease Agreements, those described in Article 4 of this Agreement and/or in the list of exhibits attached hereto.

“Union” means any union, labor union, workers council, labor organization and any entity similar to the foregoing.

1.2           Accounting. Unless otherwise specified herein, all accounting terms used herein shall be interpreted in accordance with GAAP.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets. At the Closing, the Seller shall sell, assign, convey, bargain, grant and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, all on the terms and conditions hereinafter set forth, all of the assets, and rights of the Seller, which shall include all assets used, held for use or useful in the operation of the Business, of every type and description, including, but not limited to customer contracts and lists and the telephone number(s), domain names and Internet IP addresses associated with the Business, wherever located, tangible and intangible, vested or unvested, contingent or otherwise, as the same shall exist on the Closing Date, whether or not recorded on the books and records of the Seller and whether or not described herein or in any of the exhibits or Schedules delivered or to be delivered to Buyer hereunder, all of which is set forth in Schedule 2.1 (collectively, the “Assets”) other than the Excluded Assets. Such Assets shall be conveyed free and clear of all Encumbrances, other than Permitted Encumbrances. Without in any way limiting the generality of the foregoing, the Assets shall include the following:

(a)          All fixed assets of the Seller’s personal property, plant, equipment, improvements, leasehold interests and other operating and related facilities of the Seller, and all owned motor vehicles, tools, machinery, office and computer equipment, furniture and fixtures used, held for use or useful in the ordinary course of Business, wherever located, including any equipment purchased following the expiration of a lease;

(b)          all accounts receivable (including accounts receivable-manufacturers’ Claims, all rights to refunds (including but not limited to accounts receivable and refunds), rebates, reimbursement and other Claims) and all other accrued revenues and receivables;

(c)          all inventories (including, without limitation, inventories of materials, finished goods, work in progress, spare parts, other supplies, and Obsolete Inventory,) used, held for use, useful or maintained by the Seller, wherever located (including inventory in transit to the Seller on the Closing Date and inventory subject to irrevocable purchase orders), as well as all supplies used, held for use, useful or maintained by the Seller, and on hand on the Closing Date, and which shall be maintained at normal operating levels, consistent with the Seller’s past practices through the Closing Date;

(d)          all rights and benefits under all Material Agreements and all other consents, permits, licenses ,instruments and other agreements relating to the operation of the Business, including any such agreements, consents, Licenses and Permits and instruments entered into by the Seller with respect to the Business prior to the Closing Date provided that Buyer pays any license transfer fees;

(e)          all drawings, blueprints, plans and processes, and all technical information and engineering data, developed or acquired by the Seller and used, useful or held for use in connection with the Business;

(f)          all files of correspondence, lists, records (including financial records), manuals and books of account of the Seller maintained or kept in connection with the Business (in whatever medium they are stored), including, without limitation, those concerning past, present and prospective customers of the Business and compliance with all Legal Requirements of any federal, state or local regulatory agency or other Governmental Authority;

(g)          all computer software, Intellectual Property and Know-how (including registrations and applications for registration of any of them) used, useful or held for use in connection with the operation of the Business, together with the goodwill associated therewith;

(h)          all of the rights of the Seller under manufacturers’ and vendors’ warranties relating to items included in the Assets;

(i)          all of the Claims or causes of action of the Seller relating to the Business or the Assets, including Claims and causes of action for infringement of the Seller’s Intellectual Property or Know-how (whether or not heretofore asserted) and Claims under the Seller’s insurance policies for damage to Assets and Claims for refunds or rebates;

(j)          deposits or cash payments made to the Seller in respect of any and all open customer orders accepted by the Seller prior to Closing in the ordinary course of business, all of which are set forth in Schedule 2.1;

(k)          all prepaid rent, prepaid freight and other prepaid expenses, all deposits and prepayments paid to the Seller and any and all rights in respect of advances or loans made by the Seller to any Person, including any Employee;

(l)          all Orders and

2.2           Excluded Assets. Anything in the foregoing to the contrary notwithstanding, there shall be expressly excluded from the Assets the following (the “Excluded Assets”):

(a)          Title to the Business Locations;

(b)          all cash, cash equivalents and marketable securities of the Seller;

(c)          all Plans, including any assets thereof;

(d)          the Seller’s ownership records, Tax Returns, and limited liability company tax returns and supporting schedules (but the Seller shall provide photocopies of all of the foregoing, to the Buyer);

(e)          all Indebtedness owed to the Seller by any Seller Members; and

(f)          insurance policies and any prepaid insurance premiums of the Seller and any records relating thereto; and

(g)          all Hazardous Materials.

(h)          The mobile phone numbers and laptop computers of Seller Members

2.3           Contracts, Rights and Obligations. Anything in this Agreement to the contrary notwithstanding, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute an assignment of any contract, license, lease, permit, commitment, sales order, purchase order or any claim or other rights of the Seller if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or cause a Material Adverse Effect with respect to the rights of the Buyer thereunder or the right of the Buyer to continue to conduct all or any part of the Business in the manner and on the terms currently enjoyed by the Seller. Buyer acknowledges that it shall pay the cost of any licenses used to operate the Business. If such consent has not been obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Seller or the Buyer thereunder so that the Buyer would not in fact receive all such rights or would cause a Material Adverse Effect with respect to the obligations of the Seller or the Buyer thereunder, the Seller and the Buyer will cooperate with each other in any reasonable arrangement requested by the Buyer designed to provide for the Buyer, at no greater expense to the Buyer than would have been incurred had the consent been obtained, the benefits under any contract, license, lease, permit, commitment, claim, sales order or purchase order, including enforcement for the benefit of the Buyer of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

2.4           Collection of Receivables. From and after the Closing Date, the Buyer shall have the right to receive and open all mail, packages and other communications addressed to the Seller and relating to the Business or the Assets, and the Seller and Seller Member agree promptly to deliver to the Buyer any such mail, packages or other communications received directly or indirectly by the Seller, other than those exclusively relating to Excluded Assets. The Buyer shall have the right and authority to collect, for the Buyer’s account, all of the accounts receivables included in the Assets , and the Seller and the Seller Members shall promptly transfer or deliver to the Buyer any cash or other property received directly or indirectly by the Seller or the Seller Members in respect of such accounts receivables, including any amounts payable as interest, and such funds will be deemed held in trust for the benefit of the Buyer until so transferred or delivered by the Seller to the Buyer.

2.5           Nonassumption of Liabilities. (a) The Seller, the Buyer, and the Seller Members hereby acknowledge and agree that the Buyer is purchasing and the Seller is selling, only certain assets of the Business and that this transaction shall not in any way be deemed to be a purchase or sale of a going concern or an ongoing business.

(b)           Except as otherwise specifically stated in Sections 2.5, 2.6, 2.7, and 2.8 of this Agreement, the Buyer shall not assume nor be liable for, and/or have any responsibility with respect to, any debt, Liability, responsibility or obligation of the Seller or the Seller Members, or any debt, liability, responsibility or obligation of or relating to the Business, whenever arising and whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise (collectively, the “Nonassumed Liabilities” and individually a “Nonassumed Liability”). Without limiting the generality of the foregoing, Nonassumed Liabilities and Nonassumed Liability shall specifically include therein any and all Liabilities for or related to Environmental Claims or Product Claims resulting or arising from any acts, omissions, facts and/or circumstances occurring or failing to occur on or before the Closing Date.

2.6            Assignment and Assumption of Certain Contracts. (a) Any and all Liabilities and obligations due, payable and/or arising on or prior to the Closing Date arising from or related to the Business Locations, shall not be assumed by the Buyer and shall be included in the term “Nonassumed Liabilities” for all purposes of this Agreement. Seller’s lease related to the Denver Management Leased Office Space Business Location shall be assumed by Buyer and included in the Assigned Contracts.

(b)          The Seller shall assign to the Buyer and the Buyer shall assume from the Seller, the Seller’s rights, benefits and payment obligations due, payable and/or arising after the Closing Date for only those agreements specified in Schedule 2.6(b) (collectively, the “Assigned Contracts” and individually an “Assigned Contract”). Notwithstanding the foregoing or anything contained in this Agreement or any Transaction Document to the contrary:

(i)	any and all Liabilities and obligations due, payable and/or arising on or prior to the Closing Date arising from or related to the Assigned Contracts, shall not be assumed by the Buyer and shall be included in the term “Nonassumed Liabilities” for all purposes of this Agreement; and

(ii)	neither this Agreement nor any Transaction Document will constitute an agreement to assign any Assigned Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of the other Person that is party thereto, would constitute a breach thereof.

Seller and Seller Members shall use reasonable efforts to obtain the consent of the other Person that is party to any Assigned Contract to the assignment of same to Buyer in all cases where such consent is required for assignment or transfer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under such Assigned Contract subject to Buyer accepting and performing the obligations to be assumed under such Assigned Contract.

2.7           Assignment of Customer Orders and Purchase Orders. Subject to the terms and conditions set forth herein, the Seller shall assign to the Buyer all of the Seller’s right, title and interest in the customer orders, purchase orders and work-in-process described in Schedule 2.7 (“Orders”).

2.8           Trade Payables. The Seller shall assign to the Buyer and the Buyer shall assume from the Seller, the Seller’s rights, benefits and payment obligations due for those of the Seller’s trade payables which are: (a) included in the Closing Date Balance Sheet and in the Closing Net Working Capital; and (b) specifically described and set forth in Schedule 2.8 (collectively, the “Trade Payables”).

2.9           Lease. (a) At Closing, the Buyer and BVI, LLC, shall mutually execute the Lease Agreement attached hereto as Exhibit A-1, for the Denver Ready Mix Plant and the Lease Agreement attached hereto as Exhibit A-2 for the Castle Rock Ready Mix Plant (collectively “Lease Agreements”). Without limiting the specificity of the Lease Agreements, such leases granting the Buyer an exclusive ten (10) year tenancy, with two (2) five (5) year options, exercisable in the sole discretion of the Buyer, to extend the term thereof Throughout the term of the Lease Agreements, the Buyer shall cover all operating costs associated with the Buyer’s use of these two Business Locations, and remit $11,000 per month as escalated annually to BVI, LLC for each Business Location leased by the Buyer. The Lease Agreements will be guaranteed by RMR Industrials, Inc. Prior to Closing the Parties shall perform, and jointly share the cost of, Phase I Investigations for the Lease Agreement Premises.

(b)          Prior to or at Closing, the Seller or the Seller Members shall present proof to the Buyer that any existing leases applicable to either the Denver Ready Mix Plant Business Location, or the Castle Rock Ready Mix Plant Business Location has been terminated prior to the Closing.

2.9           Purchase Option. The Lease Agreements provide the Buyer with the option to purchase the Lease Premises on the terms set forth in the Purchase Options attached as Exhibits A-3 and A-4 (“Purchase Options”). .

ARTICLE 3

PURCHASE PRICE AND ADJUSTMENTS

3.1           Purchase Price.

(a)          Subject to adjustments provided in this Agreement (including, but not limited to, those contained in Section 3.3 hereof), the purchase price for the sale of the Assets under this Agreement (the “Purchase Price”) shall be equal to the sum of Fifty Four Million dollars ($54,000,000). The Purchase Price shall be payable in accordance with the terms and provisions of this Agreement.

(b)          The Buyer shall deposit fifty thousand dollars ($50,000) into a mutually acceptable escrow account upon execution of this Agreement (the “Deposit”). The Deposit shall be non-refundable to the Buyer in the event the Closing does not occur; provided, however, that if the Seller terminates this Agreement prior to the Closing, the Deposit shall be returned to the Buyer within five (5) days of Seller’s termination of this Agreement. If the Agreement is not terminated, the Deposit shall be paid to Seller as part of the Purchase Price.

(c)          The Buyer shall remit Thirty Nine Million Nine Hundred and Fifty Thousand dollars($39,950,000) to the Seller at the Closing by the delivery of cash (by wire transfer) (the “ Closing Cash”). The Seller and the Buyer shall mutually agree to how the Closing Cash shall be allocated prior to the Closing between the: (i) Business Assets; (ii) Business goodwill; and (iii) the Noncompetition Agreement.

(d)          Subject to the provisions of Section 3.2 and the adjustments in Section 3.3(c)(iii), delivery to Seller of the Promissory Note attached as Exhibit D providing for the payment of Ten Million Dollars ($10,000,000) payable in three equal payments in cash or stock, as mutually agreed by the Buyer and the Seller, in the event the Buyer’s parent company, RMR Industrials, Inc., becomes listed on either the NYSE or the NASDAQ, on the first, second and third anniversary of the Closing Date and acceleration upon Buyer’s uncured default of a Transaction Document (“Purchase Note”). RMR Industrials, Inc. shall be a co-maker of the Purchase Note. If the parties mutually agree on Buyer’s use of stock to satisfy an annual payment under the Purchase Note, then the following provisions must be satisfied: i) The stock shall be the common stock of RMR Industrials, Inc., a Nevada corporation (“RMR Stock”), ii) The RMR Stock has a fair market value equal to the payment then due on the Purchase Note, iii) The RMR Stock has been listed for sale to the public on either the NYSE or the NASDAQ stock exchanges, iv) The RMR Stock has been issued to Seller; v) The RMR Stock may be immediately be sold by Seller without restriction or penalty; and vi) The RMR Stock is not the subject of any halt in trading order or bankruptcy proceedings.

(e)          The Buyer shall also issue the Seller Four Million dollars ($4,000,000) in equity compensation, which shall be the issuance of common stock in the Buyer’s parent company, RMR Industrials, Inc., and which will be fully issued at Closing and vest in the Seller equally over a three (3) year period on each anniversary of the Closing. The governing documents for the stock shall: i) provide that the shares issued have the same rights as all other common stock that is listed and traded; and ii) contain tag-along rights regarding any secondary sale of common stock on a pro-rata basis,

(f)          The parties shall mutually agree on the allocation of the Purchase Price.

3.2           Purchase Note.

Seller agrees and covenants to the Buyer that:

(a)	Upon the request of the Buyer (whether at the Closing or otherwise), the Seller shall execute and deliver to the Buyer a commercially reasonable subordination agreement subordinating the Purchase Note to the loan obligations of Buyer to Buyer’s lender with which the Buyer has loan obligations as of the Closing Date (the “Subordination Agreement”)

(b)	The Purchase Note shall be subordinated to the indebtedness, security interests owed to the Buyer’s Lender pursuant to the terms and provisions of the Subordination Agreement.

(iii)	The Seller shall promptly execute and deliver to the Buyer any and all commercially reasonable agreements and other similar documents reasonably required by the Buyer’s Lender in connection with the Subordination Agreement.

(iv)	The Seller shall promptly execute and deliver to the Buyer any and all replacements of and/or substitutions for the Subordination Agreement so long as the terms and provisions of such substitute and replacement for the Subordination Agreement impose substantially the same obligations on the Seller as the original version of the Subordination Agreement first executed by the Seller, and for the purposes of this Agreement, the term “Subordination Agreement” shall include therein any and all such substituted and replacements therefor.

3.3           Adjustments; Computation of Net Working Capital.

(a)          The amount of the Purchase Price shall be adjusted pursuant to the terms and provisions of this Section. Pursuant to the terms and provisions of this Section, the Purchase Price under Section 3.1 above, shall be: (i) decreased by the amount by which the Closing Net Working Capital is less than the Target Net Working Capital; and (ii) increased by the amount by which the Closing Net Working Capital is greater than the Target Net Working Capital. Any adjustments to the Purchase Price required to be made pursuant to the provisions of this Section shall be made in accordance with the detailed provisions regarding such adjustments described in Section 3.3(c).

(b)          The parties shall jointly agree in writing to their joint and good faith estimate of the Closing Net Working Capital (“Closing Estimated Net Working Capital”) and the related adjustment to the Purchase Price calculated as of the Closing Date and in accordance with GAAP and the terms and provisions of Section 3.4 hereof, and accompanied by reasonably detailed documentation supporting the calculations set forth therein (collectively, the “Pre- Closing Certificate”). The Closing Estimated Net Working Capital and the Pre-Closing Certificate are included in the term “Financial Statements” for all purposes of the representations and warranties contained in Section 5.10 hereof. Notwithstanding the foregoing or any term or provisions of this Agreement and/or the other Transaction Documents to the contrary, any comments to and/or acceptance of the Closing Estimated Net Working Capital by the Buyer or the Seller, shall in no way diminish, affect or preclude the Parties’ respective rights, remedies, duties, obligations, indemnifications, Claims and/or Demands under this Agreement and/or the other Transaction Documents (including, but not limited to, the rights and remedies of the indemnifications contained in Article 9 of this Agreement) except as to the extent actually included in the Section 3.3 adjustments. For purposes of clarification, the value of Obsolete Inventory shall not be included in calculation of Closing Estimated Net Working Capital, Target Net Working Capital, Closing Net Working Capital or Working Capital.

(c)          The Parties shall close the transactions contemplated by this Agreement using the Closing Estimated Net Working Capital as a temporary estimate of the Closing Net Working Capital (with the appropriate post- Closing adjustments thereto as provided herein), and:

(i)	If the Closing Estimated Net Working Capital exceeds the Target Net Working Capital, then for the purposes of the Closing, the amount of such excess shall be added on a dollar for dollar basis to the amount of the Purchase Price, and Buyer shall remit the same to Seller within sixty days after Closing.;

(ii)	If the Closing Estimated Net Working Capital is equal to the Target Net Working Capital, then for the purposes of the Closing, no change need be made to the amount of the Purchase Price or the Closing Cash for purposes of the Closing; and

(iii)	If the Closing Estimated Net Working Capital is less than the Target Net Working Capital, then for purposes of the Closing, the Purchase Price shall be reduced on a dollar for dollar basis and Seller shall remit the same to Buyer within sixty days after Closing. .

(d)          As soon as practicable, but no later than thirty (30) Business Days after the Closing Date, the Buyer shall deliver to Seller, financial statements of the Business as of the Closing Date, and such financial statements as of the Closing Date shall include each of the following:

(i)	A balance sheet of the Business, prepared in accordance with GAAP (the “Closing Date Balance Sheet”) and accompanied by reasonably detailed supporting schedules and documentation;

(ii)	a calculation of the Closing Net Working Capital derived from the Closing Date Balance Sheet;

(iii)	the Buyer’s calculation of the adjustments (if any) to the Purchase Price as determined: (A) based on the Closing Net Working Capital derived from the Closing Date Balance Sheet; and (B) in accordance with the terms and provisions of Section 3.3(g) and 3.3(h).

(e)          The Seller shall have full right to review and verify the information delivered pursuant to Subsection (d) of this Section above, including the right to review the work papers, records, files and any other information related to the Business prior to the Closing. If the Seller disputes the calculation of any element of the Closing Net Working Capital or any of the amounts calculated pursuant to Subsection (d) of Section, the Seller shall so advise the Buyer by written notice (the “Dispute Notice”) delivered within thirty (30) Business Days after receipt by the Seller of the Closing Date Balance Sheet. If Seller and Buyer are unable to resolve such dispute within fifteen (15) Business Days after the date of such notice of dispute, then at the request of any Party, such dispute shall be resolved by a regional or national accounting firm mutually agreeable to counsel for the Buyer and counsel for the Seller (the “Designated Accountant”), and the determination of the Closing Net Working Capital by the Designated Accountant shall be conclusive and final and binding on the Parties hereto. The Designated Accountant will be directed to use its good faith, commercially reasonable efforts to complete its determination within forty five (45) Business Days after the dispute is referred to it.

(f)          If counsel for the Buyer and counsel for the Seller are unable to agree upon an accounting firm to act as Designated Accountant within twenty (20) Business Days of the delivery of the Dispute Notice, then either the Seller or Buyer may request the AAA to designate a firm of certified public accountants to act as the Designated Accountant. If the AAA is unable to designate a firm of certified public accountants which will act as the Designated Accountant within sixty (60) Business Days of being requested to do so, then the Closing Net Working Capital shall be determined by a single arbitrator appointed by the AAA upon application of any Party and pursuant to an arbitration proceeding in Denver, Colorado, held in accordance with the then Commercial Arbitration Rules of the AAA. The cost of retaining the Designated Accountant, such firm of certified public accountants and such arbitrator, if any, shall be borne one-half by Seller, and one-half by Buyer. The determination by the Designated Accountant or such firm or arbitrator of the Closing Net Working Capital shall be conclusive and not subject to dispute or review, and judgment thereon may be entered in any court of competent jurisdiction.

(h)          In addition to (and without limitation of) the Buyer’ rights and remedies therefor at law, in equity, under this Agreement and/or under the other Transaction Documents, the Buyer shall have the right to off-set such remaining shortfall against any and all amounts owed by the Buyer to any or all of the Seller in accordance with Section 7.3 herein

3.4           Net Working Capital.

(a)	For the purposes of this Agreement, “Net Working Capital” means the amount resulting from the following formula:

(i)	the amount of those of the Assets to be purchased by the Buyer which are current assets (excluding cash but including, but not limited to, accounts receivable and Salable Inventory; see Subsections (c) and (d) below); and

(ii)	minus the amount of current Liabilities of the Seller assumed by the Buyer pursuant to the terms and provisions of this Agreement and/or the other Transaction Documents (including, but not limited to, the Trade Payables).

where such amounts shall be determined on a GAAP basis as consistently applied and pursuant to the terms and provisions of this Agreement.

(b)          In determining Net Working Capital, all Liabilities and all fiscal year adjustments and accruals usually made by the Seller, either during or at the end of a fiscal year (including, but not limited to, employee bonuses, vacation pay [including, but not limited to, all unpaid vacation pay earned as of the Closing Date], taxes and product liability lawsuits), shall be accrued and applied in such determination subject to the same limitations to financial statement preparation requirements set forth in the definition of Closing Date Balance Sheet in Section 3.3(d)(i). Additionally, the current portion of the tax liabilities set forth in Section 5.7 shall be included in the total current Liabilities owed of Seller. Without limiting the generality of the foregoing, in determining the Net Working Capital, the current Liabilities shall include therein (but shall not be limited to) all pre-payments and security deposits paid to or deposited with the Seller by any customer for the purchase of products or services from the Seller (collectively, “Customer Pre-Payments”) which have not been completed and shipped or rendered prior to the Closing Date.

(c)          In determining Net Working Capital, accounts receivable which are outstanding beyond ninety (90) days from the date of invoice or are due from an entity which is in federal bankruptcy or a state law debtor/creditors proceeding shall not be included as an asset solely for purposes of determining Net Working Capital. To the extent their exclusion causes a Purchase Price and Closing Cash adjustment, in the event of subsequent collection by the Buyer of the excluded accounts receivable, the proceeds shall be paid to Seller within thirty (30) days of collection by the Buyer.

(d)          In determining Net Working Capital, the determination of the value of items of the raw material inventory, finished goods inventory and work-in-process (collectively, “Salable Inventory”) included in the computation of the Net Working Capital:

(i)	Salable Inventory shall not include Non-Salable Products (as defined herein) for the computation of the Net Working Capital and shall be determined as follows:

(A)	A physical inventory shall be taken on or about the Closing Date, conducted jointly by representatives of the Seller and the Buyer, of the raw material inventory, finished goods inventory and work-in-process. Such physical inventory counts shall be adjusted for subsequent shipments and receipts up to the Closing Date, where any such adjustments must be identified and agreed upon by the Closing Date.

(B)	The cost of the Salable Inventory shall be determined on a basis consistent with that employed in the completion of the December 31, 2016 Financial Statements to the extent not inconsistent with GAAP, excluding the cost of Non-Salable Products (as specified below).

(C)	“Non-Salable Products” shall mean those materials or products which are: (1) not merchantable, (2) defective, (3) damaged, (4) slow-moving, (5) Obsolete Inventory, and (6) as otherwise prescribed by GAAP. The Buyer and the Seller shall mutually agree as to which of the Seller’s inventory constitutes Non-Salable Products on the Closing Date.

(D)	The value of Salable Inventory shall exclude the addition of Code Section 263A costs.

(E)	Inventory which would otherwise qualify as Salable Inventory but is in transit, will be a part of the Salable Inventory and, correspondingly, the invoice and shipping costs shall be a part of accounts payable.

(F)	The Buyer will provide the Seller with a written list of products and materials to be either, at Seller’s’ election (i) removed from Inventory included within the Estimated Closing Date Balance Sheet and Closing Date Balance Sheet by Seller, or (ii) valued at $0.01 or less, and items on such list shall be excluded from Salable Inventory and Estimated Closing Date Balance Sheet and Closing Date Balance Sheet and shall be deemed Non-Salable Products.

(ii)	The Salable Inventory shall be valued at the lower of the Seller’s actual cost therefor or fair market value thereof.

ARTICLE 4

CLOSING TRANSACTIONS

4.1           Closing Date. On the terms and provisions of this Agreement and subject to the conditions set forth in this Agreement (including, but not limited to, the closing conditions contained in Article 8 hereof), the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before June 30, 2017 date and at such place as shall be agreed upon by counsel for the Buyer and counsel for the Seller (the “Closing Date”).

4.2           Items to Be Delivered by the Seller and/or the Seller Members to the Buyer at Closing. At the Closing, the Seller and/or the Seller Members shall deliver (or cause to be delivered) to the Buyer the following items duly executed by the Seller and/or such other Persons, as appropriate:

(a)            A bill of sale substantially in the form set forth as Exhibit B attached hereto, together with such other documents or instruments as the Buyer determines is appropriate to transfer the Assets and consummate the transactions contemplated herein;

(b)            An assignment of intangibles substantially in the form of Exhibit B attached hereto;

(c)            Executed Lease Agreements in the form of Exhibit A;

(d)            All titles for all of the Assets (including, but not limited to, all motor vehicles and trailers) for which the applicable Legal Requirements require that ownership thereof be evidenced by a title. Seller shall assist Buyer after Closing in transfer the titles to the Buyer (collectively the “Titles” and individually a “Title”);

(e)            The Noncompetition Agreement described in Section 7.1 of this Agreement;

(g)            Seller shall provide Tax Clearance Certificates to Buyer from the Colorado Department of Revenue, Colorado Department of Labor, City of Denver and Castle Rock demonstrating that Seller has satisfied all Tax obligations in Colorado.

(h)            Certified consent resolutions of the members of the Seller, authorizing the transactions contemplated by this Agreement; and

(i)            A certificate of the Seller complying with the requirements of Section 8.1 of this Agreement.

(j)            Denver Ready Mix Plant and Castle Rock Ready Mix Plant lease terminations;

4.3           Items to be Delivered by the Buyer to the Seller at Closing. At the Closing, the Buyer shall deliver to Seller the following items duly executed by the Buyer:

(a)            The Executed Lease Agreements in the form of Exhibit A;

(b)            The Noncompetition Agreement;

(c)            Certified consent resolutions of the shareholders of the Buyer authorizing the transactions contemplated by this Agreement;

(d)            The Closing Cash (by wire transfer);

(e)            Purchase Note

(f)            A certificate of the Buyer complying with the requirements of Section 8.2 of this Agreement.

(g)            Stock Certificates in RMR Industrials, Inc.

4.4           Tax Reporting. The Purchase Price shall be allocated as set forth on Schedule 4.4. The Buyer and the Seller agree that the foregoing allocation is a reasonable and fair estimate of the respective fair market values of the items identified herein and that the Buyer and the Seller are relying upon, and each covenant that it shall utilize, the foregoing values for tax reporting purposes, including without limitation, for the purposes of preparing and filing IRS Form 8594 (a completed copy of which is attached to Schedule 4.4), and agree to furnish to the other, upon request, such data and documentation as may be available to support such values.

4.5           Further Assurances. From time to time, at any Party’s request, and without further consideration, each Party hereto shall duly execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers and conveyances as may be reasonably required to convey to and vest Seller’s right, title and interest in RMR Industrials, Inc. and the Buyer’s the right, title and interest in and to the Assets, and shall take such other action and execute such other instruments as such Party may reasonably request to more effectively carry out the intent of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER MEMBERS

As a material inducement to the Buyer to enter into this Agreement, the Seller and the Seller Members represent, warrant, and covenant to the Buyer that each and all of the representations, warranties and statements made by the Seller and/or the Seller Members in this Agreement (including, but not limited to, the following representations and warranties in this Article 5) are true, correct and complete as of the date of this Agreement and shall be true, correct and complete as of the Closing Date. The representations and warranties of the Seller are based on the Seller’s Knowledge.

5.1           Organization. (a) The Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of Colorado.

(b)           The Seller has delivered to the Buyer true, correct and complete copies of the following organizational documents for the Seller (collectively the “Organizational Documents” and individually an “Organizational Document”):

(i)            the operating agreement of the Seller;

(ii)           any other similar instrument or document adopted or filed in connection with the formation, organization, and/or governance of the Seller; and

(iii)           any and all amendments to any of the foregoing.

(c)           This Agreement has been duly executed and delivered by the Seller and the Seller Members and constitutes the legal, valid, and binding obligation of each Seller and the Seller Members, enforceable against each Seller and the Seller Members in accordance with its terms.

(d)           The Seller is duly licensed or qualified and is each in good standing in each jurisdiction which they are required to be so licensed or so qualified.

5.2           Authorization. (a) The Seller has full company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement, the other Transaction Documents and all transactions contemplated by this Agreement and/or the other Transaction Documents, have been duly and validly authorized by all necessary action on the part of the Seller. The Seller: (i) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals, necessary to own its respective Assets and carry on the Business as presently conducted; and (ii) is qualified to do business in all jurisdictions in which the nature of the business conducted by the Seller makes such qualification necessary, which jurisdictions includes only the state of Colorado.

(b)          The Seller Members are not under any legal disability or mental disability, and the Seller Members have the full power and the legal capacity to execute, deliver, carry out, and perform the Seller Members’ obligations under this Agreement, and the other Transaction Documents to which the Seller Members are a party.

(c)          This Agreement and the other Transaction Documents and the consummation of the transactions contemplated in such documents, have been duly executed and delivered by the Seller and the Seller Members, and this Agreement and the other Transaction Documents constitute valid and binding obligations the Seller and the Seller Members, enforceable against the Seller and the Seller Members according to their terms.

(d)          Neither the execution and delivery of this Agreement or of any of the other Transaction Documents by the Seller nor the consummation or performance by the Seller of any of the transactions contemplated by this Agreement or by the other Transaction Documents shall, directly or indirectly, breach, contravene, conflict with, result in a default on or result in a violation of:

(i)	the Organizational Documents;

(ii)	any Legal Requirement, ordinance, law, injunction, decree or regulation of any court, governmental authority or arbitration tribunal; and/or

(iii)	any indenture, agreement, promissory note, mortgage, security agreement or other instrument to which the Seller and/or the Seller Members is/are a party, or by which the Seller and/or the Seller Members are/is bound.

5.3           Assets. (a) The Seller has full, good and marketable title to all of the Assets, and there are no mortgages, liens, pledges, Claims, charges, security interests, conditional sales agreement, restrictions or Encumbrances of any kind or nature whatsoever on any of the Assets.

(b)          The Assets constitute all of the assets (exclusive of real property and the Excluded Assets) used by Seller in and for the conduct of the Business as it is presently conducted by the Seller.

(c)          As of the Closing Date, all the Assets will be in a condition as customarily maintained by Seller, are suitable for the purpose for which they are presently being used, are not in need of maintenance or repair other than ordinary and routine maintenance and repair and conform to all applicable ordinances, rules, regulations and technical standards, and all other applicable Legal Requirements.

(d)          As of the Closing Date, except as is set forth in Schedule 5.2, there will be no Uniform Commercial Code, tax or judgment liens or Encumbrances in effect against the Seller or any of the Assets.

(e)          Schedule 2.1 sets forth an accurate and complete list of all the tangible personal property and intangible property of the Seller except for the Excluded Assets.

(f)          Neither the Seller nor the Seller Members have received any citations or notices to the effect that the Seller or any of the Seller’s Assets do not comply with all applicable government laws, regulations or Legal Requirements.

(g)          All of the Assets of the Seller are physically located at the Business Locations.

(h)          The Seller’s inventory and supplies are merchantable, suitable, usable and saleable in the ordinary course of the Business as conducted by the Seller. The Assets include a sufficient (but not excessive) quantity of each type of such inventory and supplies in order to meet the normal requirements of the Seller’s business and operations.

(i)          During the five (5) year period ending on the Closing Date, there have been no material modifications or changes to the products manufactured, or sold by the Seller.

(j)          Seller does not offer product warranties.

(k)          Schedule 5.3 sets forth: (i) a list of all of the Assets for which the applicable Legal Requirements require that ownership thereof be evidenced by a Title (collectively the “Titled Assets” and individually a “Titled Asset”); and (ii) the corresponding title identification number for each Titled Asset. The Titles executed and delivered by the Seller to the Buyer at the Closing, represent all of the Titles for all of the Titled Assets. The Titles are in proper form for transfer, assignment and conveyance of the Titled Assets to the Buyer.

5.4           Consents. Subject to the receipt of the consents and approvals of the equity owners of Seller, neither the execution, delivery or performance of this Agreement and/or the other Transaction Documents by the Seller nor the consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents will, with or without the giving of notice or the passage of time or both, conflict with, result in a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, claim or Encumbrance, pursuant to: (a) any provision of the Organization Documents of the Seller; (b) any Material Agreement; or (c) any Legal Requirement, law, order, judgment, ordinance, rule, regulation or decree to which the Seller is a party or by which any of the Assets of the Seller are bound or affected. Subject to obtaining the Required Consents, no permit, consent, filing or approval of any third party is required to be obtained or made by the Seller in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents in order to (i) render this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and/or the other Transaction Documents, valid and effective; and (ii) enable the Seller to sell the Assets to the Buyer and to consummate the transactions contemplated by this Agreement and/or the other Transaction Documents.

5.5           Litigation. The following are made to Seller’s Knowledge. Except as described on Schedule 5.5: (a) there are no disputes, attorney demand letters, charges, grievances, arbitrations, mediations, lawsuits or other proceedings pending with an amount in controversy exceeding $50,000, in which the Seller is actually named as a party, or, to the Knowledge of the Seller, threatened against or affecting the Business or the Seller, or any of the properties or Assets thereof, before any court or arbitrator or by or before any governmental commission, bureau, agency or other regulatory authority; (b) there are no orders, injunctions or decrees of any court or arbitrator binding on the Seller with respect to the Business; and/or (c) no Product Claims. Hereinafter, any and all disputes, arbitrations, mediations, lawsuits, Product Claims or other proceedings pending in which the Seller is actually named as a party, or, to the Knowledge of the Seller, is threatened against or affecting the Business or the Seller, or any of the properties or Assets thereof, before any court or arbitrator or by or before any governmental commission, bureau or other regulatory authority, or which is arising from or related to acts, omissions, facts or circumstances occurring or failing to occur on or before the Closing Date, whether or not described in Schedule 5.5, may be collectively referred to as the “Seller’s Litigation.” The Seller is not in default under or in violation of any Legal Requirement of any court, arbitrator, governmental commission, bureau or other regulatory authority. All products, sold or distributed by the Seller were sold free from material defects in materials and workmanship, and there have been no Claims to the contrary. There are no judgments outstanding against the Seller. The Seller is not in default under or in violation of or with respect to any Legal Requirements, law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, court, arbitrator, governmental commission, bureau or other regulatory authority. Compliance with Law and Instruments. The following are made to Seller’s Knowledge (a) The Seller and the Business are, as of the date of this Agreement and as of the Closing Date, and have at all times in the past been, in compliance with all Legal Requirements, laws, ordinances, regulations, statutes, rules, codes, licenses and orders of any Governmental Authority having jurisdiction over the Seller and/or the Business, including (without limitation) all applicable safety, environmental, equal opportunity, tax and/or labor law or regulations. No event has occurred or circumstances exist (with or without notice or lapse of time) which: (i) may constitute or result in a violation by the Seller of or failure on the part of the Seller to comply with, any Legal Requirements, or (ii) may give rise to any obligation on the part of the Seller to undertake, or bear all or any portion of the cost of, any remedial action of any nature. Neither the Seller nor the Seller Members have received, at any time since December 31, 2016 any notice or other communication (whether oral or written) from any Governmental Authority or Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Legal Requirements or any actual, alleged, possible or potential obligation on the part of the Seller to undertake, bear all or any portion of the cost of any remedial action of any nature. Without limitation to the foregoing, Seller warrants that it has timely filed all necessary reports associated with abandoned property and has timely escheated the appropriate sums to the State entitled to receive the same.

5.7           Taxes. The following are made to Seller’s Knowledge:

(a)          Attached to this Agreement as part of Schedule 5.7 are the Seller’s federal and state income tax returns for fiscal years 2014, 2015 and 2016, and each of such income tax returns are true, correct and complete in all respects. Any and all Taxes owed by, assessed against, recognized by or accrued for the Seller for any and all periods through and including December 31, 2016, have been paid in full, and any and all Taxes owed by, assessed against or recognized by for the Seller for the fiscal year ending on December 31, 2016, have either been paid in full or included in and accrued for both in the Closing Date Balance sheet and in the Closing Net Working Capital. Likewise, all use taxes or other taxes associated with the Assets have been or will be paid in full prior to closing.

(b)          All Tax Returns required by law with respect to the Seller and the Business to be filed, have been duly and timely filed, and all Taxes with respect to the Seller and the Business, including Taxes arising from or related to the Seller’s employees, which are due and payable, have been duly and timely paid by the Seller. All Tax Returns are true, complete and correct in all respects, and adequate provision has been made for the timely payment of any Taxes attributable to the Seller and the Business as of the Closing Date.

(c)          The Seller has properly and adequately withheld from the compensation of the Seller’s employees, officers and directors, all Taxes required to be withheld by it and has timely and fully remitted such withholdings to the proper taxing authorities.

(d)          Neither the IRS nor any other Governmental Authority has proposed any additional Taxes against the Seller and/or the Seller Members.

(e)          Neither the Seller nor the Seller Members has granted any extension of the period of limitations applicable to any claim for Taxes arising with respect to the Business and/or the Seller.

(f)          All amounts received by the Seller on sales which are required under applicable state law to be deposited in trust, have been deposited in trust, and all federal, state and local income Tax Returns and information returns required to be filed concerning such trusts and the income from such trusts, have been filed. The Seller has properly reported in income, all amounts distributed or distributable to it by trusts.

(g)          The amount accrued as a reserve or liability for Taxes in the Seller’s Financial Statements and to be accrued by the Seller through the Closing Date and included in the Closing Net Working Capital, is and shall be sufficient for payment of all Taxes of the Seller and is at least equal to the Seller’s liability for such Taxes, whether disputed or not, for the period ending on the Closing Date and all periods prior thereto.

(h)          Except as disclosed as part of Schedule 5.7, the Tax Returns of the Seller has not been audited by the IRS, the United States Department of Labor, or any other federal, state or local Governmental Authority. All deficiencies proposed as a result of any audits of the Seller by any federal, state or local Governmental Authority have been paid, reserved against, settled or, as described as part of Schedule 5.7, are being contested in good faith by appropriate proceedings. Schedule 5.7 describes all adjustments to the Seller’s Tax Returns and the resulting deficiencies proposed by any Governmental Authority for such Tax Returns.

(i)          Set forth on Schedule 5.7 is a list of all jurisdictions in which Tax Returns were, or were required to be, filed by the Seller.

5.8           Employees. (a) Schedule 5.8 is a true, correct and complete list of the current Employees of the Seller together with the positions they hold and their current rates of compensation and all accrued but unpaid paid time off (including sick leave and vacation). Without limiting the foregoing, Schedule 5.8 shall also identify each employee whose employment with the Seller terminated (whether such termination was voluntary or involuntary) during the one hundred eighty (180) day period ending on the Closing Date. Except as set forth on Schedule 5.8, as of the date hereof and the Closing Date, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof and the Closing Date (as appropriate), have been paid in full and there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions or bonuses.

(a)          Except as set forth on Schedule 5.8, the Seller is not, and has not been for the past five (5) years, a party to a collective bargaining agreement nor is the Seller currently, or during the past twelve month s been, involved in any discussion with any unit or group seeking to become the bargaining unit for any Employees with respect to the Business. At no time during the past five (5) years, has any Union been certified to represent any of such Employees or has the Seller experienced a strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption, dispute or material labor difficulty with respect to the Employees of the Seller involved in the operation of the Business. The Seller has no duty to bargain with any Union, and the Seller has not agreed, covenanted or promised to have or maintain any continuing relationship with any Union.

(b)          To Seller’s Knowledge neither the Seller nor the Seller Members has engaged in any unfair labor practice or discrimination on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to the Employees for which the Seller will have any liability on or after the Closing Date.

(c)          To Seller’s Knowledge, Schedule 5.8 contains a true, correct and complete list of all agreements entered into with, regarding, arising from or related the current Employees of the Seller. To Seller’s Knowledge, the Seller is and has been in compliance in all material respects with all of the terms of any and all of the agreements listed on Schedule 5.8 and all applicable Legal Requirements pertaining to employment and employment practices. All individuals characterized and treated by the Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Legal Requirements. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Legal Requirements are properly classified in all material respects. .

(d)          With respect to all current Employees (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the immigration laws and regulations of the United States (“Immigration Laws”) and any and all copies of documentation, records or other papers retained with Forms I-9 (Employment Eligibility Verification Forms), have been made available to the Buyer prior to the Closing. The Seller has complied in all material respects with the Immigration Laws with respect to the completion of Forms I-9 for all Employees and the reverification of the employment status of any and all Employees whose employment authorization documents indicated a limited period of employment authorization.

(e)          With respect to all former employees who left the employment of the Seller within three (3) years prior to Closing, to Seller’s Knowledge the Seller has complied in all material respects with the Immigration Laws with respect to the maintenance of Forms I-9 for at least three (3) years or for one (1) year beyond the date of termination, whichever is later. True and complete copies of all Forms (I-9) maintained for former employees pursuant to Immigration Laws, and any and all copies of documentation, records or other papers retained with Forms I-9, will be delivered to the Buyer prior to the Closing.

(f)          To Seller’s Knowledge, the Seller has only employed in respect of the Business, individuals authorized to work in the United States. Within the twenty-four (24) months preceding the execution of this Agreement, neither the Seller nor the Seller Members have received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of any immigration law and/or regulation of the United States (“Immigration Laws”) or any labor laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with Immigration Laws.

5.9           Material Adverse Effect. Except as set forth in Schedule 5.9, there has not been any event since December 31, 2016, which has had or might reasonably be expected to have a Material Adverse Effect on the Business, the Seller, or the Assets.

5.10         Financial Statements. (a) Schedule 5.10 contains true, correct and complete copies of the Financial Statements, including (but not limited to) the Pre-Closing Certificate. For those of the Financial Statements which are audited, the amounts set forth therein have been prepared on a GAAP basis, and for those of the Financial Statements which are not audited, the amounts set forth therein have been prepared on a basis consistent with GAAP. All of the Financial Statements accurately and fairly present the financial position and results of operations the Seller for the periods covered thereby. Schedule 5.10 sets forth a true, correct and complete description of how the treatment of any items set forth in the Financial Statements, vary from how they would be treated under GAAP, together with an accounting of the financial impact of such variance. All of the Financial Statements conform in all material respects to the books and records of the Seller as prepared in the ordinary course of business and show all material expenses attributable to the periods covered. All of the books of account of the Seller have been exhibited or made available to the Buyer, and those books of account have been maintained in accordance with sound business practices on a consistent basis and accurately record all material transactions of Seller during the periods covered by them.

(b)          Except as set forth in Schedule 5.10, the Seller does not have any liabilities or obligations of any kind whatsoever (whether or not accrued, contingent or absolute, asserted or unasserted, and whether or not such liabilities or obligations would be required to be reflected on a balance sheet prepared in conformity with GAAP and consistent with Seller’s past practices) other than: (i) liabilities and obligations stated or reserved against in full (consistent with Seller’s past practices) both in the most recent balance sheet of the Seller included in the Financial Statements and in the calculation of Closing Net Working Capital; and (ii) liabilities incurred in the ordinary course of business (consistent with Seller’s past practices) since the date of such balance sheet.

(c)          Except as set forth in Schedule 5.10, the Seller does not have any Liabilities which: (i) are not current liabilities; or (ii) are be due and payable more than ninety (90) days after the Closing Date.

5.11         Ordinary Course. Except as set forth on Schedule 5.11, since December 31, 2016 the Seller has operated the Business in the ordinary course consistent in all material respects, and past practice. Except as set forth in Schedule 5.11, since December 31, 2016:

(a)          The Seller has not sold or transferred any assets used, held for use, useful or maintained for use in the Business other than the sale of inventory in the ordinary course of business, other than for the sale or other disposition of excess, obsolete or worn-out inventory or equipment and other than the sale or disposition of assets constituting tangible personal property that have been replaced with other assets of equal or greater value or utility, and the Seller has not sold any inventory to any customer on approval or on any other basis which entitles the customer to return or may obligate the Seller to repurchase such inventory;

(b)          The Seller has not made any change in its accounting methods or principles (or the application of those methods or principles) or introduced any new method of management, operations or accounting; and

(c)          The Seller has not incurred any material loss, damage or destruction, whether covered by insurance or not, affecting the Business or the Assets.

(d)          The Seller has not incurred or had filed or placed against it, any Encumbrance on any of the Assets except for Permitted Encumbrances.

(e)          The Seller has not made any material amendment or termination of any Material Agreement, or any waiver of material rights thereunder, other than those which arise as a result of the passage of time based upon the terms and conditions of such contracts.

(f)          The Seller has not experienced any delay or postponement in the payment of accounts payable or any other liabilities of the Business not in the ordinary course of business.

(g)          The Seller has not cancelled or comprised, waived or released any material right or claim relating to the conduct of the Business either involving more than $10,000.00 or outside the ordinary course of business.

(h)          There has been no acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the conduct of the Business to which the Seller is a party or by which it is bound by any Person (including the Seller) involving more than $10,000.00.

(i)          There has been no increase in, or any commitment by the Seller to increase, the base compensation or other payment to Employees or any other material change in employment terms for any of the Employees.

(j)          The Seller has not made any capital expenditure in excess of $50,000.00 other than the purchase of new mixer trucks.

(k)          There has been no other material occurrence, event, incident, action, failure to act, or transaction relating to the Business outside the ordinary course of business.

(l)          There has been no commitment by the Seller to effect any of the foregoing.

5.12         Intellectual Property. The Seller, beneficially and of record, validly owns and holds all intangible property rights transferred pursuant to this Agreement, free and clear of all liens, restrictions and/or Encumbrances. Schedule 5.12 sets forth an accurate and complete list of all of the intangible property of the Seller, as well as Intellectual Property licensed pursuant to agreements. The operation of the Business by the Buyer after the Closing in the manner in which the Business is currently conducted by the Seller, will not infringe any Intellectual Property or any other rights of any nature whatsoever of others. No third party is currently infringing on any Intellectual Property owned by the Seller. No action, suit, arbitration, or legal, administrative or other proceeding, or governmental investigation is pending in which the Seller is named as a party, or, to the Knowledge of the Seller, threatened, nor has any claim been asserted or threatened (by or against the Seller or any third party), which involves any Intellectual Property or Know -how of or used by the Seller nor, to the Knowledge of the Seller, does any state of facts exist under which any such action, suit, arbitration, proceeding or investigation might be based. The Seller is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has the Seller entered into, nor is it a party to, any agreement or other instrument which restricts or impairs the use of any of its Intellectual Property or Know-how.

5.13         Regulatory Filings. To Seller’s Knowledge, the Seller has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over its Assets where the failure to do so would have a Material Adverse Effect.

5.14         ERISA. (a) Schedule 5.14 contains a true and complete list of each Plan which is now, or within the one- year period ending on the Closing Date was, maintained, contributed to, or required to be contributed to, for the benefit of any Employee, and each written management, employment, severance or consulting agreement or contract between the Seller and any Employee (each, an “Employee Agreement”). The Seller have provided to the Buyer true and complete copies of all documents, if any, embodying each Employee Agreement and each Plan described in the preceding sentence, including all amendments thereto; the most recent annual reports (Form 5500 Series with applicable schedules), if any; the most recent summary plan description, if any; and the most recent favorable determination letter from the IRS, if any.

(a)          Nothing has occurred or is expected to occur that would adversely affect the qualified status of any Plan described in Schedule 5.14 that is intended to be qualified under the Code or any related trust.

(b)          The Seller has performed in all material respects all obligations required to be performed by the Seller under each Plan described in Schedule 5.14, and each such Plan established and maintained by the Seller has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, laws, statutes, orders, rules and regulations, including but not limited to ERISA, the Code and ACA. The Seller has no defined benefit plans subject to Section 412 of the Internal Revenue Code or within the meaning of Section 3(35) of ERISA, nor any Multiemployer Plans, and the Seller has no liability (including contingent liability) with respect to any defined benefit plan or Multiemployer Plan as a result of having been treated as part of a “single employer” within the meaning of Section 414(b), (c), (m), (n) and (o) of the Code, nor is there any basis for such liability being imposed. There are no investigations, Claims, suits, or proceedings pending in which the Seller is named as a party, or threatened or anticipated (other than routine Claims for benefits) against any Plan described in Schedule 5.14 or the Assets of any such Plan, and there are no facts that could give rise to any material liability in the event of any such investigation, Claim, suit or proceeding. Each Plan described in Schedule 5.14 that was established or maintained by the Seller can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to the Seller, the Buyer or any of their respective Affiliates. All premiums required by any Plan described in Schedule 5.14 for which the Seller is responsible for payment have been paid thereunder; all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any Employee have been paid when due or accrued in accordance with GAAP and consistent with past practice on the books of the Seller; all contributions due to and payments from such Plans that may have been required to be made have been made. No “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan described in Schedule 5.14.

(c)          The Seller does not maintain or contribute to any Plan, nor has the Seller ever promised, represented, or contracted, to provide, or has any liability to provide, post-retirement benefits [e.g. life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay)] to any Employee upon his retirement or termination of employment, except as may be required by applicable law. No welfare benefit plan of the Seller is a multiple employer welfare arrangement defined in Section 3(40) of ERISA. The Seller is not subject to any underfunded or unfunded pension Liability.

(d)          Each “group health plan” within the meaning of Section 4980B(g)(2) of the Code maintained by the Seller has been administered in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth at Section 4980B of the Code and any regulations promulgated or proposed (if such proposed regulations constitute substantial authority within the meaning of Section 6662 of the Code and any regulations promulgated thereunder) thereunder and Part 6 of Subtitle B of Title I of ERISA or any comparable state law (collectively, “COBRA”). The Seller has no liability with respect to any “group health plan” within the meaning of Section 4980B(g)(2) of the Code maintained by any entity with which the Seller is considered a “single employer” within the meaning of Section 414(b), (c), (m), (n) and (o) of the Code.

(e)          Except as set forth on Schedule 5.14, the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Plan described in Schedule 5.14 or any employee agreement, that will result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Seller, the Buyer or any of their respective Affiliates with respect to any Employee as a result of the transactions contemplated hereby, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

(f)          Schedule 5.14 sets forth each former employee of the Seller who has, as of the Closing Date, elected coverage or was otherwise entitled to elect coverage under COBRA.

5.15        Environmental; Health and Safety Matters. Except as otherwise set forth on Schedule 5.15:

(a)          With respect to the Business and the Business Locations, the Seller has, to Seller’s Knowledge, at all times complied with, and is in compliance with, all Environmental Laws, which compliance has included obtaining and complying at all times with, all Licenses and Permits and other authorizations required pursuant to Environmental Laws for the occupation of the Business Locations, and operation of the Business; a list of all such Licenses and Permits, and other authorizations is set forth on Schedule 5.15.

(b)          Neither the Seller nor the Seller Members have received any written or oral notice, report or other information regarding any actual, alleged, or threatened violation of Environmental Laws, or any Liabilities or potential Liabilities.

(c)          To Seller’s Knowledge, with respect to the Business and the Business Locations, none of the following exists at any property or facility owned, leased, or operated by the Business and/or the Seller: (i) underground or aboveground storage tanks, (ii) asbestos containing material (including, but not limited to, asbestos in friable or damaged condition), (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(d)          With respect to the Business and the Business Locations, neither the Business nor the Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any substance, including, without limitation, any Hazardous Materials, or owned, leased, or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any Liabilities (contingent or otherwise), including any Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations.

(e)          To Seller’s Knowledge, neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligation for site investigation or cleanup, or notification to, or consent of, Governmental Authorities or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

(f)          Neither the Business nor the Seller have, either expressly or by operation of law, assumed or undertaken any Liability, including, without limitation, any obligation for corrective or remedial action, of any other Person pursuant to any Environmental Law.

(g)          The Seller has provided the Buyer with copies of all environmental audits, assessments and reports and all other documents materially bearing on environmental or safety matters, for or about the Assets or at the Real Property, which are in the possession, custody, or under the reasonable control of the Seller; a list of all copies provided is set forth on Schedule 5.15.

(h)          Neither the Business nor the Seller have manufactured, produced or sold any asbestos-containing material in any form or condition.

5.16        Insurance. Schedule 5.16 hereto contains a true and complete list of all policies of insurance and fidelity or surety bonds currently in force covering the Seller, the Business or the Assets. The Assets are insured by reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for companies engaged in similar businesses. The Seller is in compliance in all material respects with the terms of all policies and instruments so listed in the Schedule 5.16. Also included on Schedule 5.16 is a list of all Claims, if any, currently pending or which have been settled during the last twelve (12) months under any of the policies set forth on Schedule 5.16.

5.17        Inventory. Except as is disclosed in Schedule 5.17:

(a)          Thirty (30) days prior to executing this Agreement, the Seller conducted a physical inventory of the Seller’s inventory. Such physical inventory was conducted in a manner consistent with the Seller's past practices. No material irregularities or discrepancies were discovered in the course of such physical inventory and a true, correct and complete copy of the results thereof have heretofore been provided to the Buyer. Schedule 5.17 hereto contains a priced out inventory listing of all inventory held by the Seller as of January 31, 2017 (the "Priced Out Inventory Listing"). The Priced Out Inventory Listing: (i) was derived from the Seller's books and records and from such physical inventory; (ii) was priced out according to the methodology agreed to by the Parties for the determination of Salable Inventory as provided in this Agreement (including, but not limited to Subsection 3.4(d) hereof and Schedule 3.4(d)(iii) hereof); and (iii) is true, correct and complete in all respects.

5.18        Accounts Receivable. (a) Set forth on Schedule 5.18 is a summary aging schedule of the accounts receivable of the Seller as the Closing Date. The accounts receivable included in the Assets will constitute all of the accounts receivable of the Seller as of the Closing Date, and the listing of the accounts receivable set forth in Schedule 5.18 identifies those accounts receivable that will not be included in Net Working Capital pursuant to t he terms and provisions contained in Section 3.4 hereof. The Seller has collected the accounts receivable only in the ordinary course of business consistent with the Seller's past practices. All of the accounts receivable of the Seller arose from valid sales and bona fide transactions with third parties which are not Affiliates in the ordinary course of business, are collectible at their face value and are not subject to any defense, offset, allowance or credit, and, to the Knowledge of the Seller, there are no disputes with regard to any of such accounts. Except as set forth on Schedule 5.18, the Seller is not a party to any rebate program.

(b)          Schedule 5.18 contains a complete and accurate list of all accounts receivable of the Seller as of the Closing Date. All of the accounts receivable of the Seller that are reflected in the Financial Statements or on the accounting records of the Seller as of the Closing Date represent or shall represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

(c)          Unless paid prior to the Closing Date, the accounts receivable of the Seller are or shall be as of the Closing Date current and collectible net of the respective reserves shown on the Closing Balance Sheet and included in the Closing Net Working Capital (the "A/R Reserves"), which A/R Reserves are adequate and were calculated consistent with past practices. Subject to such A/R Reserves, each of the accounts receivable of the Seller shown on the Closing Balance Sheet and included in the Closing Net Working Capital shall be collected in full, without any setoff, within ninety (90) days after the date upon which it becomes due and payable (collectively, the "Collectible A/R").

5.19        Business Locations.

(a)          Except for the Business Locations, there is no real property owned by, leased or subleased to the Seller.

(b)          As of the Closing Date, with respect to each Business Location:

(i)           the property is leased and not owned by Seller;

(ii)	there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to such Business Location or other matters adversely affecting the current use, occupancy, or value of any such Business Location;

(iii)	to the Knowledge of the Seller, such Business Location has received all material approvals of Governmental Authorities (including Licenses and Permits) required in connection with the ownership or current use thereof;

(iv)	the Lease Agreements are leases with BVI, Inc.;

(v)	there are no parties other than the Seller or the respective landlord) in possession of such Business Location.

(c)          The zoning for all of the Business Locations and for each Business Location permits the conduct of the Business by the Seller as such Business has been conducted by the Seller on or before the Closing Date.

5.20        Intangible Assets. The Seller owns all intangible property rights transferred pursuant to this Agreement, free and clear of all liens, restrictions and/or Encumbrances. Schedule 2.1 sets forth an accurate and complete list of all of the intangible property of the Seller.

5.21.       Payments to Seller Members. No payments have been made by the Seller to the Seller Members or any affiliate of the Seller Members, subsequent to April 17, 2017, other than: (i) reimbursement for reasonable business expenditures undertaken in the ordinary course of business; (ii) wages or (iii) those which are accrued and reflected on the Closing Date Balance Sheet.

5.22.       Indebtedness. Seller is not a party to any promissory notes, guaranties, indentures, trust deeds, loan agreements, or other instruments pursuant to which the Seller has incurred Indebtedness or has guaranteed the Indebtedness of any Person, Affiliate, member, director or officer of any Person or of any Affiliate of the Seller. No Affiliate, member, director or officer of the Seller is indebted to the Seller.

5.23.       Business.

(a)          The Seller has not conducted any material business other than the Business.

(b)          The Assets are all of the assets required to conduct the Business as presently conducted.

(c)           No party other than the Seller owns any assets that are needed to operate the Business as presently conducted.

5.24        Importing and Exporting Activities. The Seller does not import or export any product or services outside the United States.

5.25        Customers. Schedule 5.28 lists all of the suppliers and customers of the Seller whose transactions constitute at least One Hundred Fifty Thousand dollars ($150,000.00) in any of the last three (3) fiscal years prior to the Closing Date. Except as disclosed in Schedule 5.28, as of the date of this Agreement and as of the Closing Date, the relationship of the Seller with respect to such suppliers and customers are a good commercial working relationship, and no such supplier or customer of the Seller has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Seller. During the last twelve (12) months ending on the Closing Date, no such supplier or customer of the Seller has decreased materially, or threatened to decrease or limit its services, suppliers or materials to the Seller or its usage or purchase of the services or products of the Seller, as the case may be.

5.26        Improper Payments. Neither of the Seller nor the Seller Member, nor any of the Seller's officers, directors, managers, agents, representatives or employees has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including without limitation any fee, gift, sample, travel expense or entertainment with a value in excess of $500 in the aggregate to any one individual in any one year) or any commission payment in excess of normal, reasonable and proper amounts payable, to:

(a)          any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not government-owned).

(b)          any political party or official thereof,

(c)          any candidate for political office or political party office, or

(d)          any other individual or entity,

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate, or any entity Affiliated with such customer, political party official or political off ice for illegal purposes.

5.27        Preferences; Solvency. The following statements are, after giving effect to the transactions contemplated by this Agreement and/or the other Transaction Documents, true, correct and complete:

(a)          The aggregate value of all Assets and properties of the Seller, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities) of the Seller. The Seller understands that, in this context, "present fair saleable value" means the amount that may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions. In determining the present fair saleable value of the Seller's contingent liabilities (such as litigation, guarantees and pension plan liabilities), the Seller has considered such liabilities that could possibly become actual or matured liabilities.

(b)          The Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and all other applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to such Seller.

(c)          The Seller believes that the Purchase Price received by the Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents, constitutes reasonably equivalent value for the Assets.

(d)          Assuming the Closing of the transactions contemplated hereby, the Seller is solvent and has and will at the Closing have the ability to pay all of its obligations as they become due.

5.28        Material Agreements.

(a)          Schedule 5.31 sets forth, as of the date hereof, a true, correct and complete list of the following (collectively the "Material Agreements" and individually a "Material Agreement"), and a true, accurate and complete copy of all such Material Agreements are attached to Schedule 5.31:

(i)	any partnership, joint venture, technology sharing or similar agreement between the Seller and any other Person;

(ii)	any agreements, promissory notes, security agreements or other instruments relating to or evidencing any outstanding Indebtedness of the Seller (including capitalized lease obligations, purchase money indebtedness, subordinated and/or convertible indebtedness);

(iii)	any guarantees, keep-well agreements and similar agreements of the Seller;

(iv)	any agreements to which the Seller is a party granting rights of first refusal, rights of first offer or similar rights to acquire any business or Assets or prohibiting the Seller from competing in or entering into any business or obligating the Seller to continue in any business;

(v)	all vehicle leases, all leases of equipment and machinery and all leases of other personal property where the maximum aggregate amount payable under such lease (including termination penalties) exceeds Twenty-Five Thousand dollars ($25,000.00);

(vi)	all agreements relating to the use or right to use Intellectual Property, including any license and royalty agreements;

(vii)	all agreements for the purchase of any materials, supplies, equipment or inventory entered into since January 1, 2014, other than any agreement which, together with any other related agreement, involves the single expenditure by the Seller of more than Fifty Thousand dollars ($50,000);

(viii)	all leases, all agreements relating to, affecting or constituting an interest in the Business Locations, including agreements as to use or maintenance of railroad lines, spur tracks and rights-of-way, broker's commission agreements and material maintenance contracts, and all agreements under which the Seller is the lessor of any of the Business Locations;

(ix)	any agreement involving the importation of products sold in the Business;

(x)	any supply contract with any supplier that provided in excess of Fifty Thousand dollars ($50,000) of materials to the Seller in a single expenditure during the fiscal years ended December 31, 2014, December 31, 2015 or December 31, 2016; and

(xi)	any other agreement to which the Seller is a party and having a remaining term of more than one (1) year after the Closing Date or involving a remaining amount payable thereunder (either to or from the Seller) as of the Closing Date of more than Fifty Thousand dollars ($50,000).

(b)          Each of the Material Agreements is a legal, valid, binding, and subsisting agreement and is in full force and effect, valid and enforceable in accordance with its terms against the parties thereto.

(c)          Except as described in Schedule 5.31, the Seller is not (nor is any other party thereto) in default in the payment or in material default in the performance or observance of any Material Agreement. No condition or event exists or has occurred which with notice or lapse of time or both, would constitute a breach or default under any of the Material Agreements.

(d)          The Seller is validly and lawfully operating the Business under the Material Agreements.

(e)          The Seller (and each other party thereto) has complied in all material respects with the terms and conditions of the Material Agreements and has not done or performed any act or failed to perform any act which would invalidate or materially impair the Seller's rights under, or give another party the right to terminate, any Material Agreement.

(f)          No approval or consent of any Person is needed in order that any of the Material Agreements continue in full force and effect following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(g)          The Seller Members have no (nor may the Seller Members acquire), any rights or obligations under the Material Agreements other than the Lease Agreements.

5.29        Permits and Licenses.

(a)          Schedule 5.29 sets forth a complete and accurate list of all Licenses and Permits issued by the applicable Governmental Authorities presently held by the Seller with respect to the Seller's operations and/or the Business; all such Licenses and permits being valid and in full effect. The items listed in Schedule 5.29 constitute all of the Licenses and Permits necessary to permit the Seller to lawfully conduct and operate the Business in a manner that the Seller is currently conducting and operating such Business and to permit the Seller to own and use its Assets in a manner which they are currently owned and used. No event has occurred or circumstance exists that may constitute or result, directly or indirectly, in a violation or failure to comply with any requirements of any Licenses and Permits or result in a revocation, withdrawal, suspension, cancellation or termination of any Licenses and Permits.

(b)          All applications required to be filed for the renewal of any Licenses and Permits listed in Schedule 5.29 have been duly filed on a timely basis with the appropriate Governmental Authority.

5.30       No Guarantees. None of the Liabilities of the Seller are guaranteed by any other Person, nor has the Seller guaranteed the obligations or liabilities of any other Person (including but not limited to those of any of the Seller).

5.31       Transactions with Seller Members. The Seller does not owe any amount to or have any contract or commitment to the Seller Members, and the Seller Members do not owe any amount to the Seller.

5.32       Default. The Seller is not in default in the payment of or performance under, nor has any event occurred which, with notice or the lapse of time or both, could result in a default under, any outstanding promissory note, indenture, mortgage, contract or agreement to which the Seller is a party or by which the Seller is bound.

5.33       Transactions with Related Parties.

(a)          Neither the Seller nor any of the Seller's directors, managers, officers, employees or agents nor any of their respective relatives or Affiliates, have any business arrangement or relationship with the Seller (whether written or oral) other than employment or equity owner of the Seller or with respect to the Seller's ownership of the Assets. Neither the Seller nor the Seller's directors, officers, managers, employees or agents nor any of their respective relatives or Affiliates, owns any property or right (tangible or intangible) which is used by the Seller in the operation of the Business.

5.34       Books and Records. Copies of the Seller’s Articles of Organization, Operating Agreement, Consent regarding the Transaction and Confirmation of ownership have been provided to the Buyer, are true, correct and complete in all respects and reflect a true record of all referenced meetings or procedures of the Seller. All of such books, records, operating agreements and amendments thereto, shall remain in the possession of the Seller.

5.35       Disclosure. (a) All of the Due Diligence Information provided to the Buyer or to the Buyer's representatives by, for or on behalf of the Seller and/or the Seller Members, is true, correct and complete in all material respects, both as of the date of this Agreement and as of the Closing Date.

(b)          All matters and facts of material importance requested by the Buyer concerning the Seller and/or the Seller Members, the Assets and/or the Business, have been fully and truthfully disclosed by the Seller to the Buyer in this Agreement. To Seller’s Knowledge, no statement, information, representation or warranty of the Seller in this Agreement nor any other Transaction Documents, Due Diligence Information, certificate, schedule or exhibit furnished or to be furnished to the Buyer by or on behalf of the Seller pursuant to this Agreement, the other Transaction Documents and/or the Due Diligence Information, contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will when furnished omit, to state any material fact necessary to make the statements of facts contained therein not false or misleading. There is no matter or fact that the Seller or the Seller Members have not disclosed to the Buyer in writing that adversely affects the Seller, the Seller Members, the Assets, the Business, and/or the ability of the Seller to perform this Agreement and/or the other Transaction Documents.

(c)          No information or knowledge obtained either independently or a result of the Buyer's investigation of the Seller, the Assets, and/or the Business or through or in the Due Diligence Information, shall diminish or otherwise affect the representations and warranties of the Seller in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Seller to enter into this Agreement, the Buyer hereby represents, warrants and covenants to the Seller that each and all of the representations, warranties and statements made by the Buyer in this Agreement (including, but not limited to, the following representations and warranties in this Article 6) are true, correct and complete as of the date of this Agreement and shall be true, correct and complete as of the Closing Date:

6.1         Organization. The Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer: (a) has all requisite power and authority, and has (or will at the Closing have) all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (b) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

6.2          Authority. The making and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and do not and will not violate any provision of law, rules, regulations decrees or orders applicable to the Buyer and its Affiliates, or conflict with or result in a breach of, or constitute a default under, any indenture or other agreement or instrument by which the Buyer or any of its properties or assets may be bound or affected, or result in, or require, the creation or imposition of any lien upon or with respect to any properties of the Buyer, or require the consent or approval of any third party, except for any such violations, conflicts, breaches, defaults or failures to obtain consent or approval as would not reasonably be expected to have a material adverse effect on the Buyer or on its ability to perform its obligations hereunder.

6.3          Enforceability. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

6.4          Litigation. There is no action, litigation, lawsuit, arbitration or other proceeding pending, or to the Knowledge of the Buyer, threatened against the Buyer or any of the Buyer's assets, before any court or arbitrator or by or before any governmental commission, bureau, agency or other regulatory authority which, if adversely determined, could, individually or in the aggregate, have a material adverse effect on the Buyer. The Buyer is not in default under or in violation of or with respect to any Legal Requirements, law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, court, arbitrator, governmental commission, bureau or other regulatory authority.

6.5         RMR Industrials, Inc. RMR Industrials, Inc.:

(a)          Is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)          Has provided Seller with true and accurate copies of its Articles of Incorporation, Bylaws, Shareholder Agreements, and all documents restricting transfer of RMR stock, strategic plans, and related documents concerning the governance of RMR (“RMR Stock Documents”).

(c)          Has full authority to grant to Seller the RMR stock and such transfer does not require the approval of any third party.

ARTICLE 7

COVENANTS

7.1          Exclusivity. (a) Until this Agreement is terminated or the Closing occurs, the Seller agrees, neither it nor the Seller Members, or any of the Seller’s representatives, officers, employees, directors, agent, stockholders, subsidiaries , or affiliates (the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposals or offers from any person or group of persons other than Buyer and its affiliates ( “ Acquisition Proposal”) to acquire all or any portion of the Business or the Assets, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate, or fail to consummate the Buyer’s acquisition of the Business.

(b)          Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers with respect to any Acquisition Proposal, and will communicate to the Buyer, in reasonable detail, the terms of any such indication, request or offer, and will provide the Buyer with copies of all written communications relating to any indication, request or offer.

7.2          Noncompetition Agreement. (a) At the Closing, the Seller and Seller Members shall execute and deliver to the Buyer, a nondisclosure and noncompetition agreement in the form set forth in Exhibit C attached to this Agreement (the "Noncompetition Agreement"). The Noncompetition Agreement is to protect the Buyer’s purchase of (and investment in) the Assets and the Business, and the Noncompetition Agreement restricts the Seller and the Seller Members from competing against the Buyer after the Closing Date for a period of three (3) years. The Noncompetition Agreement is a prime inducement for the purchase of the Assets by the Buyer, and is an integral part of the consideration to the Buyer from the transactions contemplated by this Agreement. The Noncompetition Agreement contains a provision that it will terminate upon Buyer’s uncured default of any Transaction Documents.

7.3         Right of Off-Set; Preferences. (a) Subject to Section 9.1.1, Buyer, upon any uncured breach or default by the Seller and/or the Seller Members of any representation, warranty, covenant, obligation, indemnification and/or agreement of the Seller and/or the Seller Members contained in or made pursuant to this Agreement, the Noncompetition Agreement and/or the other Transaction Documents (collectively, "Seller's Breach"), then the rights and remedies of the Buyer for such breach or default shall include (but not be limited to) the right of the Buyer to off -set ("Right of Off-Set") an aggregate amount equal to such Damages against any and all amounts owed by the Buyer to the Seller and the Seller Members under the Purchase Note. The exercise of the Right of Off-Set by the Buyer shall not be deemed a breach or default by the Buyer of this Agreement, or any of the other Transaction Documents.

(b)          In addition to (and not in limitation of) the foregoing terms and provisions of this Section and without limiting any other rights or remedies available to the Buyer, if after the Closing the Buyer pays any Claims arising from a bankruptcy preference related to customer payments received by the Seller on or prior to the Closing Date or related to accounts receivable included in the Closing Balance Sheet and/or the Closing Net Working Capital (hereinafter such payments shall be collectively referred to as "Preference Payments" and individually as a "Preference Payment"), then the Buyer shall have the right to off-set such Preference Payments against any and all amounts owed by the Buyer to the Seller and Seller Members under the Purchase Note. Any and all off-sets by the Buyer as provided herein, shall not be a breach or default of the corresponding payment obligations owed by the Buyer to the Seller under this Agreement, and/or the other Transaction Documents.

7.4         Product Claims. In Schedule 7.4, the Parties shall agree on and set forth a protocol for handling Claims on products shipped or services rendered by the Seller prior to the date of the Closing (collectively " Product Claims" and individually a "Product Claim") which shall be solely the liability of the Seller and the Seller Members, and for which the Seller and the Seller Members jointly and severally agree to defend, indemnify, reimburse and to hold harmless the Buyer from all Product Claims, and to the extent such indemnification is not promptly paid by the Seller, or the Seller Member, there shall be an adjustment to the Purchase Price as reflected in an Off-Set against the Purchase Note.

7.5         Access to Information, Etc. The Seller agrees and covenant to the Buyer, that the Seller shall and does hereby consent to, allow, assist in and cooperate with the Buyer as follows:

(a)          Prior to the Closing, the Seller shall provide to the Buyer the contact information of each of the primary customers and each of the primary vendors of the Seller;

(b)          Prior to the Closing, the Seller shall coordinate providing the Buyer with full access to the books, records and documents of the Seller, including (but not limited to) the Seller's accounting books and records;

(c)          Prior to the Closing, the Seller shall provide the Buyer to have access to, enter upon, conduct an inspection and review of, all of the Business Locations, where such inspection and review shall occur on a date and time which is reasonably and mutually agreeable to the Buyer and the Seller; and

(d)          Seller’s presence. Buyer shall not contact any employees of Seller without Seller’s prior approval and without

(e)          No earlier than thirty (30) days prior to the Closing, the Seller shall allow the Buyer to have access to (so that the Buyer can speak with) the Seller’s previously identified key employees. The retention of key employees is not a condition for Closing.

(f)          After Seller has informed its employees of this Transaction, Seller shall permit Buyer to interview Seller’s employees, including for the purposes of evaluating whether Buyer will extend to any such employee an offer by Buyer of employment. Seller shall not object or impede (but is not obligated to compel) any employee of Seller from such employee agreeing to submit himself/herself to a pre-employment drug test as requested or required by Buyer. The submission to drug testing and retention of employees is not a condition for Closing.

7.6         No Dissolution of Seller. The Seller and the Seller Members agree and covenant to the Buyer that for a period of thirty six (36) months after the Closing Date: (a) the Seller shall not be dissolved or terminated as a Colorado limited liability company; and (b) all actions shall be timely taken and all documents shall be timely executed, delivered and filed with the appropriate Governmental Authorities, to maintain the Seller as a limited liability company in good standing in the State of Colorado. The terms and provisions of this Section shall survive the Closing until the Buyer consents in advance and in writing, to terminate the covenants of this Section (where the Buyer may refuse and withhold such consent for any reason or no reason). Seller may assign all rights it has in the Purchase Note or the RMR Stock after such thirty six (36) month period.

7.7         Personal Property Taxes. Personal property taxes imposed by any Governmental Authority with respect to the Assets shall be prorated between the Seller and the Buyer as of the Closing Date. The Seller and the Buyer shall each be responsible for their respective portions, if any, of such personal property taxes, and each shall indemnify the other with respect to any payment or enforcement action attributable to the portion of such personal property taxes which is the liability of that party.

7.8         Seller's Liabilities. (a) The Seller or the Seller Members shall promptly pay and discharge when due but not later than sixty (60) days after the Closing Date, all Seller's Liabilities and obligations arising out of or relating to Seller's ownership, operation and/or the sale of the Business and/or the Assets.

(b)          On or before the Closing Date, the Seller shall have terminated and repaid in full, any and all loans and lines of credit for the Seller with all banks and other financial institutions.

7.9         Delivery and Possession of Assets. The Buyer shall receive possession of all of the Assets on the Closing Date.

7.10       Taxes, Tax Returns and Sales Taxes. (a) The Seller and the Seller Members covenant and agree that: (i) the Buyer shall not be responsible or liable for any Taxes required to be paid by the Seller arising from or related to the Seller's activities or operations; and (ii) all such Taxes have been paid when due and if not yet due, shall be paid by the Seller or the Seller Members in full when required by law, whether or not such Taxes were reported on any return.

(b)          The Seller or the Seller Members shall duly and timely file all federal, state, and local tax returns required to be filed by Seller and shall promptly pay, before becoming delinquent, all such Taxes, interest, penalties and/or fines which shall be due and payable.

7.11       WARN Notice. The Seller has less than 100 employees and is not required to give any notices pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109, as amended, to the extent such is applicable.

7.12       COBRA Notification. The Seller covenants and warrants to provide all of the Seller's employees whose employment may be affected by this purchase and sale transaction, such coverage, if any, to the extent required by the Consolidated Budget Reconciliation Act of 1985 ("COBRA") pursuant to Code Section 4980B(f) and/or by the laws of the applicable states.

7.13       Employees. The Buyer does not assume any liability or obligation for or with respect to any Employee of the Seller in connection with or related to (collectively, "Employment Liabilities"): (a) such Employees' employment by the Seller or the termination of such employment, where the Seller and the Seller Members shall be solely responsible for such Employees' compensation, fringe benefits and other similar items; (b) federal, state and/or local law (and the obligations and responsibilities therefrom) related to or arising from the termination of employment of such employees or their disassociation from the Seller; and/or (c) the WARN or COBRA obligations described in Sections 7.11 and 7.12, respectively, of this Agreement. Such Employment Liabilities shall be included in the Nonassumed Liabilities for all purposes of this Agreement. The parties will coordinate the termination of all employees by Seller as of the Closing Date and Buyer’s hiring of those persons that it desires to retain as employees.

7.14       Record Retention; Cooperation. All of the files, lists and records included in the Assets which are reasonably required by the Seller or the Seller Members for the preparation of Tax Returns for tax periods commencing prior to the Closing Date, the determination of the final Purchase Price or the resolution of any dispute between the parties hereto or any Governmental Authority, shall, on reasonable written notice, be made available to the Seller by the Buyer, during normal business hours, for examination and duplication (at the expense of the Seller) after the Closing at Buyer's offices, for a period of six (6) years from and after the Closing Date. The Buyer, at the sole expense of the Seller and the Seller members, shall provide such commercially reasonable cooperation to the Seller in connection with any audit, inquiry or investigation by any Governmental Authority in connection with any Tax matter involving the Assets, the Assets or the Business for taxable periods or portions thereof commencing prior to the Closing Date. Prior to the Closing Date, the Seller shall have taken any and all such actions as may be reasonably necessary or required to fully comply with all Environmental Laws. Without limiting the generality of the foregoing, prior to the Closing Date, the Seller shall remove from each and all of the Business Locations, any and all Hazardous Materials which are located at, used for or stored at the Business Locations, where such removal of any and all Hazardous Materials shall be at the sole cost and expense of the Seller and the Seller Members (or if paid by any of the Seller, then included as a reduction in determining the Closing Net Working Capital) and shall be in full and complete compliance with all Legal Requirements applicable to such Hazardous Materials and/or such removal.

7.15       Sales and Transfer Taxes. Any and all sales and transfer Taxes imposed as a result of the sale and transfer of the Assets contemplated hereby, shall be timely paid by the Buyer; however, the Seller shall be responsible for remitting fifty thousand dollars ($50,000) of such sales and transfer Taxes imposed as a result of the sale and transfer of the Assets, and upon the Buyer's request, the Seller shall promptly provide to the Buyer written verification of the timely payment of such Taxes.

7.16       Tax Matters. (a) The Buyer and the Seller and the Seller Members shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns of the Seller and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller and the Seller Members agree to: (i) retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, the Seller and the Seller Members shall allow the Buyer to take possession of such books and records.

(c)          The Buyer, the Seller, and the Seller Members agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)          The Buyer, the Seller, and the Seller Members further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(e)          Seller shall file its Colorado sales tax return with the Colorado Department of Revenue no later than the twentieth (20th) day of the calendar month following the Closing Date.

(f)          Buyer shall prepare the Retail Sales Tax Return for Occasional Sales with the Colorado Department of Revenue on the tangible personal property included in this Agreement no later than the twentieth (20th) day of the month following the Closing Date. Buyer shall provide Seller with evidence of filing such Tax Return within three (3) business days after Buyer’s receipt of such evidence.

7.17       Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 8 hereof to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authorities, (c) the obtaining of all Required Consents, (d) the defending of any suits, Claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement, the other Transaction Documents or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents, and to fully carry out the purposes of, this Agreement or the other Transaction Documents.

ARTICLE 8

CONDITIONS PRECEDENT

8.1         Conditions to Buyer's Obligations. The obligation of the Buyer to close and consummate the purchase of the Assets contemplated by and pursuant to this Agreement is and shall be subject to satisfaction and fulfillment of or compliance with, on the Closing Date, the following conditions precedent, any of which may be waived by the Buyer:

(a)          Each of the representations and warranties of the Seller and the Seller Members contained in this Agreement or in the other Transaction Documents, shall be true, correct and complete in all material respects, and the Buyer shall have received from the Seller and the Seller Members a certificate to such effect, dated as of the Closing Date in form and substance satisfactory to counsel for the Buyer. The Seller and the Seller Members shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement or the other Transaction Documents to be performed or complied with by it prior to or at the Closing, and the Buyer shall have accepted the form and content of all exhibits, Schedules and documents to be delivered by the Seller and the Seller Members at the Closing.

(b)          The Seller and the Seller Members shall have executed or committed to promptly deliver to the Buyer the documents, instruments and other items identified in Section 4.2 of this Agreement, respectively (including, but not limited to, the Titles, Lease Assignment and Noncompetition Agreement), together with such assignments, endorsements, UCC releases and other instruments of conveyance and transfer, requested by, and satisfactory in form and substance to, the Buyer and Buyer's counsel, as shall be effective to vest in the Buyer on the Closing Date good and marketable title to the Assets, free and clear of all liens, charges, Encumbrances and adverse Claims

(c)          No action or proceeding against the Seller, the Seller Members, or the Buyer shall have been instituted before a court or other Governmental Authority which, if successful, would prohibit the consummation of, or require substantial rescission of, the transactions contemplated under this Agreement or the other Transaction Documents. There shall be no Claim made or threatened by any Person other than the Seller, that such Person: (i) is the holder or the beneficial owner of, or has any right to acquire or obtain beneficial ownership of, the Assets or any stock or, or any other voting, asset or ownership interest in the Seller; or (ii) is entitled to all or any portion of the Purchase Price.

(d)          The Buyer shall be satisfied with the results of a recent Uniform Commercial Code, Tax and judgment lien search against the Seller in the jurisdictions listed on Schedule 5.2, and Seller shall deliver to the Buyer evidence reasonably satisfactory to the Buyer, that all Encumbrances on the Assets (other than Permitted Encumbrances) have been or, at the Closing, will be satisfied, terminated, released or waived, as appropriate.

(e)          The Buyer shall be satisfied with the Buyer's review of the environmental condition of the Business Locations, including (but not limited to) that such review does not indicate that there has been any violation of any Environmental Law or that there is an environmental condition requiring remediation.

(f)          All Required Consents shall have been obtained and delivered to the Buyer.

(g)          No statute, rule or regulation shall have been enacted by any Governmental Authority which would render the consummation of this Agreement or the other Transaction Documents unlawful.

(h)          There shall have been no Material Adverse Effect since April 1, 2017.

(i)          The Buyer shall be satisfied with the Buyer's due diligence review for or related to the transactions contemplated by this Agreement or the other Transaction Documents, including (but not limited to) the Buyer's investigation and review of the Assets, the Seller, and the Due Diligence Information.

(j)          No Party hereto shall be under an injunction or other legal restriction which makes unlawful the closing of the transactions contemplated by this Agreement or the other Transaction Documents, there shall not be instituted or threatened any litigation or proceeding which either separately or in the aggregate would reasonably be expected to have a Material Adverse Effect or that would materially and adversely affect the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and there shall not have been suffered any casualty or loss, whether or not covered by insurance, which either alone or in the aggregate has had a Material Adverse Effect.

(k)          The Seller shall have taken all action necessary to authorize, execute, deliver and consummate this Agreement and the other Transaction Documents.

(l)          The Buyer shall have secured financing from a bank or financial institution for the transactions contemplated by this Agreement and/or the other Transaction Documents (including, but not limited to, for the payment of the Closing Cash) and for post-Closing working capital, on terms and conditions acceptable to the Buyer.

(m)          The Buyer, in the Buyer's reasonable discretion, shall be satisfied with the Buyer's review of the Closing Estimated Net Working Capital contained in the Pre-Closing Certificate.

(n)          The Seller shall have terminated and repaid in full any and all loans and lines of credit for the Seller with all banks and other financial institutions.

8.2         Conditions to Seller's Obligations. The obligation of the Seller to consummate the sale of the Assets to the Buyer pursuant to this Agreement is and shall be subject to satisfaction and fulfillment of or compliance with, on the Closing Date, the following conditions precedent, any of which may be waived by the Seller:

(a)          Each of the representations and warranties of the Buyer contained in this Agreement or in the other Transaction Documents, shall be true, correct and complete in all material respects, and the Seller shall have received from the Buyer a certificate to such effect, dated as of the Closing Date in form and substanc e satisfactory to counsel for the Seller. The Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement or the other Transaction Documents to be performed or complied with by it prior to or at the Closing, and the Seller shall have accepted the form and content of all exhibits, Schedules and documents to be delivered by the Seller and the Seller Members at the Closing.

(b)          No action or proceeding against the Seller, the Seller Members, or the Buyer shall have been instituted before a court or other Governmental Authority which, if successful, would prohibit the consummation of, or require substantial rescission of, the transactions contemplated under this Agreement or the other Transaction Documents.

(c)          The Seller shall have received the documents, instruments and other items identified in Section 4.3 hereof.

(d)          The Buyer shall have taken all action necessary to authorize, execute, deliver and consummate this Agreement and the other Transaction Documents.

(e)          The Seller, in the Seller’s reasonable discretion, shall be satisfied with tits review of the Closing Estimated Net Working Capital contained in the Pre-Closing Certificate.

(f)          The Seller shall be satisfied with its review of the RMR Stock Documents.

(g)          RMR Industrials, Inc. will have committed to guarantee the Lease Agreements and deliver the RMR Stock.

ARTICLE 9

INDEMNIFICATION

9.1         Indemnification of The Seller and the Seller Member. Subject to the limitations, conditions and provisions set forth in this Agreement, the Seller and the Seller Members agree and covenant to the Buyer to defend indemnify, reimburse and to hold harmless each of the Buyer and the respective Affiliates of the Buyer (hereinafter, the Buyer and such Affiliates may collectively be referred to as the "Buyer Indemnified Parties") from and against and in respect of any and all Damages incurred or sustained by the Buyer Indemnified Parties from, related to or arising out of (collectively, the "Indemnified Obligations of Seller Parties"):

(a)          Any and all Nonassumed Liabilities and/or any other Liabilities of and/or against the Seller and/or the Seller Members (whether known or unknown and whether disclosed or undisclosed) which are not specifically assumed by the Buyer pursuant to the terms and provisions of this Agreement.

(b)          Any breach of any of the representations or warranties made by the Seller and/or the Seller Members in this Agreement (including, but not limited to, the representations and warranties contained in Article 5 of this Agreement) or the other Transaction Documents or any failure by the Seller and/or the Seller Members to perform any agreement, obligation or covenant on the part of the Seller and/or the Seller Members under this Agreement, the Noncompetition Agreement and/or the other Transaction Documents, or from any misrepresentation in or omission from any Schedule, Due Diligence Information, certificate or other instrument furnished or to be furnished by or on behalf of the Seller and/or the Seller Members to the Buyer hereunder, whether known or unknown and whether disclosed or undisclosed.

(c)          Any and all acts, omissions, Claims and/or Liabilities of or against any of the Seller or the Seller Members only to the extent that they materially relate to the Seller’s Business, whether known or unknown, whether disclosed or undisclosed, which occurred or failed to occur (as appropriate) on or before the Closing Date.

(d)          Any and all acts and/or omissions of any of the directors, officers, managers, employees only to the extent that they materially relate to the Seller’s Business of the Seller, on or prior to the Closing Date, whether known or unknown, whether disclosed or undisclosed.

(e)          Any Environmental Claims arising from or related to acts, omissions, facts or circumstances occurring or failing to occur on or prior to the Closing Date, whether known or unknown, whether disclosed or undisclosed.

(f)          Any Product Claims, whether known or unknown, whether disclosed or undisclosed.

(g)          Any Damages arising from or related to the Plans, whether known or unknown, whether disclosed or undisclosed.

(h)          Any product shipped or manufactured by, or any services provided by the Seller on or prior to the Closing Date, whether known or unknown and whether disclosed or undisclosed.

(i)          Any Liability or obligation in respect of any matter which is the subject of any litigation or claim pending or threatened as of the Closing Date, whether known or unknown and whether disclosed or undisclosed.

(j)          Any and all Liabilities for Taxes, whether known or unknown and whether disclosed or undisclosed; without limiting the generality of the foregoing, for the purposes of the indemnification for Taxes, provided by the Seller to the Buyer Indemnified Parties in this Subsection, Taxes shall include therein (but not be limited to) any and all Taxes (or the non-payment thereof), costs and expenses (including but not limited to, accounting fees and attorneys' fees):

(i)          of the Seller for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date;

(ii)         of any Person (other than the Seller) imposed on the Seller, as a transferee or successor, by contract or pursuant to any law, rule, regulation or Legal Requirements.

(k)          Any Claims a Seller Member may have against the Seller, whether known or unknown and whether disclosed or undisclosed.

(l)          Any Employment Liabilities and/or Claims of, from, made by or related to any employees of the Seller arising from actions, omissions, facts and/or circumstances occurring or failing to occur (as appropriate) on or before the Closing Date, whether disclosed or undisclosed, including (but not limited to) Claims: (i) for discrimination, (ii) arising from or related to the severance or termination of employment of such employees, (iii) from the employees for compensation, overtime, fringe benefits or other similar items, (iv) that the Seller owes any Indebtedness, Liability, sum or amount to any such employee; (v) that the Seller owes any Indebtedness, Liability, sum or amount to any Person arising out of or related to any and all rights, duties and obligations of indemnification from or by the Seller contained in the Organizational Documents; and/or (vi) arising from or related to WARN, and/or the failure of the Seller to fully comply with each of the foregoing.

(m)          Any and all Claims, Liabilities, costs and/or expenses arising from or related to the Seller's Litigation, whether known or unknown and whether disclosed or undisclosed.

(n)          All reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Buyer Indemnified Parties in connection with any Claim, action, suit, arbitration or other proceeding, demand, assessment or judgment incident to any of the matters the Buyer Indemnified Parties are indemnified against by the Seller in this Agreement.

9.1.1      Indemnification Cap. Except with respect to Section 13.3(b) herein, the entirety of Indemnification rights and remedies of the Buyer Indemnified Parties for the Indemnified Obligations of Seller Parties shall not exceed four millions dollars ($4,000,000) in the Damages arising from or related to the Indemnified Obligations of Seller Parties . Any claim for Damages must be first satisfied by an Off-Set against payments due under the Purchase Note. The exercise of the Right of Off-Set by the Buyer shall not be deemed a breach or default by the Buyer of this Agreement, or any of the other Transaction Documents. The Buyer may only seek Indemnification when the Damages arising from or related to the Indemnified Obligations of Seller Parties reach a minimum, in the aggregate, of Fifty Thousand dollars ($50,000).

Notwithstanding the foregoing, the limitations set forth in this Section 9.1.1 shall not apply to any Damages arising from or related to the Indemnified Obligations of Seller Parties related to Seller’s and/or the Seller Members representations and warranties set forth in Section 13.3(b) herein, and around: (i) Seller’s organizational authority; (ii) Seller’s title to the Business or the Assets; (iii) Environmental Claims; (iv) Taxes; (v) Seller’s Litigation and/or Product Claims; or (v) Seller’s and/or Seller Members’ false, misleading, or incomplete statements or disclosures.”

9.2         Buyer's Indemnification. Subject to the limitations, conditions and provisions set forth in this Agreement, the Buyer hereby agrees and covenants to the Seller and the Seller Members to indemnify, defend, reimburse, and to hold harmless the Seller and the Seller Members (hereinafter, the Seller and the Seller Members may be referred to as the "Seller Indemnified Parties") from and against and in respect of any Damages incurred or sustained by the Seller Indemnified Parties from, related to or arising out of:

(a)          Any and all liabilities and obligations of, relating to or arising out of the ownership or operation of, the Assets occurring after the Closing Date.

(b)          Any breach of any of the representations or warranties made by the Buyer in this Agreement and/or the other Transaction Documents or any failure by the Buyer to perform any agreement or covenant on the part of the Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Buyer to the Seller hereunder.

(c)          All reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Seller Indemnified Parties in connection with any action, suit, arbitration or other proceeding, demand, assessment or judgment incident to any of the matters the Seller Indemnified Parties are indemnified against by the Buyer in this Agreement.

9.3         Indemnification Procedure for Third Party Claims Against Indemnified Parties (a) In the event that subsequent to the Closing any Buyer Indemnified Party or any Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or any Affiliates thereof (including, but not limited to any Governmental Authority) (a "Third Party Claim") against such Indemnified Party, with respect to which the Buyer the Seller or the Seller Members as appropriate ("Indemnifying Party") are required (respectively) to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice together with a statement of any available information regarding such Third Party Claim to the Indemnifying Party after learning of such claim (the "Third Party Indemnification Notice"). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of the Third Party Indemnification Notice, to conduct at its expense the defense against such claim in its own name or, if necessary, in the name of the Indemnified Party. The giving of a Defense Notice shall constitute an acknowledgement by the Indemnifying Party that it is obligated to indemnify the Indemnified Party in respect of the Third Party Claim.

(a)          In the event the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section Error! Reference source not found., then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling the Third Party Claim without the prior writ ten consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)          In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, documents and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party. Regardless of which party defends such claim, the other Party shall have the right (at the expense of the Indemnifying Party) to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of, or otherwise adversely affect, the Indemnified Party, for which the Indemnified Party is not entitled to indemnification hereunder.

(c)          Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party subject to the $4,000,000 Indemnification Cap, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

(d)          Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article 9 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

9.4         Notice of Claims Made by a Party.

(a)          In the case of a Claim for indemnification under Section 9.1 or Section 9.2 hereof (other than a Third Party Claim), upon determination by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, that it has such a Claim for indemnification (a "Party Indemnification Claim"), the Indemnified Party shall deliver notice of such Party Indemnification Claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification(each, an "Indemnification Notice"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Indemnification Dispute Notice") that the amount of the Party Indemnification Claim is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that an Indemnification Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period, the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount of the Party Indemnification Claim set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

(b)          In the event an Indemnification Dispute Notice is timely given to an Indemnified Party, the parties shall have thirty (30) days to resolve the dispute or a reasonable extension if the Claim cannot be resolved in thirty days. In the event the dispute is not resolved by the Parties within the required period, the Parties shall have the right to pursue all available legal rights and remedies arising from or to resolve, such dispute, including (but not limited to) the Indemnification Right of Off-Set set forth in Section 9.1 of this Agreement or in the event of a Buyer default, then termination of the Lease Agreements and Purchase Options.

9.5         Contingent Liability; Trust Obligation. A Party's respective duties and obligations to defend, indemnify, reimburse and/or hold harmless the other Parties under this Agreement (including, but not limited to, under Article 9 hereof) and/or the other Transaction Documents, shall be a contingent Liability of such Party until such duties and obligations have been performed and satisfied in full or have expired. The Seller and the Seller Members acknowledge and agree that their respective receipt (either directly or indirectly) of any of the proceeds from the Purchase Note are held subject to and in trust for eighteen months after Closing for the performance and satisfaction by the Seller and the Seller Members of the respective agreements, covenants, indemnifications, duties and obligations of or by the Seller and the Seller Members under this Agreement and the other Transaction Documents, including (but not limited to) the Indemnified Obligations of Seller Parties.

ARTICLE 10

NOTICES

10.1       Notices. All notices required or permitted to be given under or pursuant to this Agreement shall be in writing and shall be deemed to have been fully given upon personal delivery, or the next business day if sent via a nationally recognized overnight courier service, or three (3) Business Days after being sent by certified mail, postage prepaid, via the United States Postal Service. The notices and communications shall be addressed as follows:

To the Buyer:	RMR Industrials, Inc.
Attn: Gregory Dangler
9301 Wilshire Blvd., Suite 312
Beverly Hills, CA 90210

With a copy to:	Greenberg Traurig, LLP
Attn: Marc Musyl
1200 17th Street, Suite 2400
Denver, CO 80202

To the Seller:	Metro Mix, LLC
Attn: Keith Minor & Eric Tyrrell
6820 N. Broadway, Unit A
Denver, CO 80221

With a copy to:	Michael R. Smith, PC
9853 W. Hawaii Dr.
Lakewood, CO 80232

Any party may, by written notice to the other, change the address for notices to be sent to such party.

ARTICLE 11

TERMINATION

11.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of the Buyer and Seller at any time;

(b)          by the Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement and/or any other Transaction Document, or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by the Buyer is curable by the Buyer prior to the Closing Date, then Seller may not terminate this Agreement under this Section 11.1(b) for thirty (30) days after delivery of written notice from Seller to the Buyer of such breach, provided the Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section, if the Seller and/or the Seller Members shall have materially breached this Agreement or if the breach by the Buyer is cured during such thirty (30)-day period);

(c)          by the Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller and/or the Seller Members set forth in this Agreement and/or any other Transaction Document, or if any representation or warranty of the Seller and/or the Seller Members shall have become untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Seller and /or the Seller Members prior to the Closing Date, then the Buyer may not terminate this Agreement under this Section 11.1(c) for thirty (30) days after delivery of written notice from the Buyer to the Seller of such breach, provided the Seller and/or the Seller Members continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 11.1(c) if any of the Buyer shall have materially breached this Agreement or if the breach by the Seller and/or the Seller Member is cured during such thirty (30) -day period);

(d)          by the Buyer if each and every one of the conditions to the Buyer's obligations set forth in Section 8.1 of this Agreement, have not been fully performed and satisfied on or before June 1, 2017;

(e)          by the Seller if each and every one of the conditions to the Seller's obligations set forth in Section 8.2 of this Agreement, have not been fully performed and satisfied on or before June 1, 2017;

(f)          by the Buyer or the Seller in the event the Closing shall not have occurred on or before June 30, 2017, unless extended by mutual written agreement;

11.2       Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 11.1 above will be effective immediately upon (subject to the proviso therein for application thirty (30) days thereafter) the delivery of written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Section 7.16, and Article 12 (Miscellaneous) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement and/or the other Transaction Documents.

ARTICLE 12

GOVERNING LAW; JURISDICTION

12.1       Governing Law. Except as may otherwise be provided in this Agreement, this Agreement shall be governed and construed in accordance with the laws of the State of Colorado, applicable to contracts executed in and to be wholly-performed within that state without regard to any applicable principles of conflicts of law.

12.2        Jurisdiction. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT, EXCEPT AS MAY OTHERWISE BE PROVIDED IN THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, SECTIONS 3.3 AND 9.3 HEREOF), ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY OTHER AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY SHALL ONLY BE BROUGHT IN THE COMPETENT COURTS OF DENVER COUNTY, COLORADO OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO.

ARTICLE 13

MISCELLANEOUS

13.1       Expenses. Each party shall bear its respective costs and expenses (including, but not limited to, accountants and attorneys fees) related to or arising from the transactions contemplated by this Agreement and the other Transaction Documents and/or from any and all disputes (and the resolution thereof) among the parties hereto, including but not limited to those costs and expenses for the preparation and negotiation of the terms and provisions of this Agreement and the other Transaction Documents.

13.2       Specific Performance. The Buyer, the Seller, and the Seller Members agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the Buyer, the Seller, and the Seller Members sole remedy shall be to commence an action for specific performance of the terms hereof no later than September 1, 2017.

13.3       Survival. (a) Except for the representations and warranties of the Seller and the Seller Members regarding:

(i)	title to and sufficiency of the Assets of the Seller, including but not limited to those contained in Sections 5.3, 5.17, 5.18, 5.19 and 5.22 of this Agreement;

(ii)	the Seller's Litigation, including, but not limited to, those contained in Section 5.5 of this Agreement;

(iii)	Taxes, including but not limited to those contained in Section 5.7 of this Agreement;

(iv)	Plans of the Seller, including but not limited to those contained in Section 5.14 of this Agreement;

(v)	Environmental Laws and/or environmental matters, including but not limited to those contained in Section 5.15 of this Agreement; and/or

(vi)	Seller’s and/or Seller Members’ false, misleading, or incomplete statements or disclosures,

the respective representations and warranties made by the Parties in this Agreement and/or the other Transaction Documents shall survive the Closing for a period of eighteen (18) months thereafter.

(b)           The representations and warranties of the Seller and the Seller Members contained in this Agreement regarding:

(i)	title to and sufficiency of the Assets of the Seller, including but not limited to those contained in Sections 5.3, 5.17, 5.18, 5.19 and 5.22 of this Agreement;

(ii)	the Seller's Litigation, including, but not limited to, those contained in Section 5.5 of this Agreement;

(iii)	Taxes, including but not limited to those contained in Section 5.7 of this Agreement;

(iv)	Plans of the Seller, including but not limited to those contained in Section 5.14 of this Agreement;

(v)	Environmental Laws and/or environmental matters, including but not limited to those contained in Section 5.15 of this Agreement; and/or

(vi)	Seller’s and/or Seller Members’ false statements or disclosures,

shall each survive the Closing for the respective statute of limitations provided by applicable law.

(c)          The respective agreements, covenants, obligations and indemnifications of the Parties contained in Purchase Note, Noncompetition Agreement, and RMR Stock Documents shall survive the Closing of the transactions contemplated by this Agreement until all such agreements, covenants, obligations and indemnifications contained therein have been performed and satisfied in full.

13.4       Assignment. Prior to the Closing Date, no party hereto may assign or transfer its rights or obligations arising under this Agreement, without the prior written consent of the other party hereto; provided, however, that the Buyer shall have the right in its sole discretion to assign its rights and obligations under this Agreement and the documents and agreements executed in connection herewith, to any of its Affiliates, provided that a fully executed copy of such instrument of assignment is delivered to the Seller, it being understood and agreed that no such assignment shall relieve the Buyer of any of its duties, liabilities or obligations hereunder or under the documents and agreements executed in connection herewith.

13.5       Entire Agreement. This Agreement, together with any and all exhibits and Schedules attached hereto and/or documents and instruments executed in connection herewith, contains the entire understanding of the parties concerning the subject matter hereof, and there are no promises, agreements, conditions , understandings, warranties or representations (oral or written, express or implied) regarding the subject matter of this Agreement other than as set forth in this Agreement. Any and all prior agreements with respect to the subject matter of this Agreement are hereby revoked and forever terminated. This Agreement is, and is intended by the parties hereto to be, an integration of any and all prior agreements or understandings (oral or written) with respect to the subject matter of this Agreement, and this Agreement shall not be amended or modified except upon the mutual written agreement of the Parties. The Parties to this Agreement have mutually contributed to the drafting of this Agreement. No provision of this Agreement shall be construed against any party on the ground that such party or its counsel drafted the provisions or that the provision contains a covenant of such party. The captions and section headings used in this Agreement are for convenience and reference only, and they are not a part of this Agreement and they shall not be used in the interpretation of the terms and conditions of this Agreement. Any and all exhibits, schedules and attachments to or for this Agreement, are incorporated herein and made a part of this Agreement. The recitals hereinabove contained in the "WHEREAS" clauses are true, accurate and complete and are incorporated herein and made a part of this Agreement. The captions and section headings used in this Agreement are for convenience and reference only, and they are not a part of this Agreement and they shall not be used in the interpretation of the terms and conditions of this Agreement. Each of the Parties to this Agreement hereby acknowledge and agree that photocopies of this Agreement and/or any of the other Transaction Documents, shall each have the same force and effect as originally executed versions of such documents for all purposes and for the performance, conduct and exercise of the respective rights, benefits, duties and/or obligations of the Parties herein or therein.

13.6       Remedies Cumulative. Except as provided by Article 9, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in asset in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in asset.

13.7       No Third Party Beneficiaries. Except as provided below, this Agreement shall inure to the benefit of the Buyer, Seller, Seller and their respective successors and permitted assigns only. Notwithstanding any provision herein to the contrary, the Buyer and the Seller agree that nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement.

13.8       Brokers. The Seller and the Buyer warrant and represent to the other that no brokers, finders or other persons have been hired, retained or contracted with in connection with the transactions contemplated by this Agreement and hereby agree to defend, indemnify and hold each other harmless from and against any liability or claim (and all expenses, including attorneys' fees, incurred in defending any such claim or enforcing this indemnity) for a brokerage commission or similar fee or compensation arising out of or in any way connected with any Claims dealing with the indemnitor or relating to this Agreement. This indemnification shall survive the rescission, cancellation, termination or consummation of this Agreement.

13.9       Confidentiality. The parties confirm that each remain subject to the terms of the November 29, 2016 Confidentiality Agreement (Mutual NDA). Buyer agrees that Buyer will, and will cause its officers, managers, employees, and other representatives to, hold in strict confidence and not reveal to any third party any document or information obtained from Seller in connection with this Agreement except as required by law. Upon termination of this Agreement, the Buyer shall return to Seller all documentation received from Seller (in any format), delete any electronic copies in its files or the files of its representatives, and verify such actions in writing to Seller. Buyer shall not reveal any information provided by Seller to any third party. Furthermore, if this Transaction is terminated, Buyer and its Affiliates shall not hire Buyer’s employees for a period of two years thereafter.

13.10     Miscellaneous. The failure of a party to insist, in any one or more instances, upon performance of any of its terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. Each party to this Agreement hereby waives the defenses of want of consideration or failure of consideration, in any enforcement of this Agreement. In the event that any of the terms or provisions of this Agreement shall, to any extent, be found by a court of competent jurisdiction to be invalid or unenforceable, then the remaining terms and provisions of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall remain and be valid and shall be enforced to the fullest extent, or to the fullest lesser extent, as permitted by law. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular shall be deemed to be or include the plural (and vice versa), whenever appropriate. The failure of a party to insist, in any one or more instances, upon performance of any of its terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular shall be deemed to be or include the plural (and vice versa), whenever appropriate. From time to time, without any further consideration, each party shall execute and deliver to the other party such additional documents and/or instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

13.12     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, which shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executed at least one counterpart. This Agreement may be executed by way of photocopy counterparts, telephonic transmission facsimile counterparts, electronic counterparts, email counterparts and/or digital counterparts, with such photocopy counterparts, telephonic transmission facsimile counterparts, electronic counterparts, email counterparts and digital counterparts, each having the same force and effect as originally executed counterparts.

[The remainder of this page has intentionally been left blank the next page contains the signatures of the Parties hereto.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and year first above written.

Seller:

METRO MIX, LLC

By:	/s/ Keith Minor
Keith Minor, Manager

/s/ Eric Tyrrell
Eric Tyrrell, Manager

Buyer:

By:	/s/ Gregory M. Dangler
Gregory M. Dangler, President

Acknowledged:
RMR Industrials, Inc.

By:	/s/ Gregory M. Dangler
Gregory M. Dangler, President

LIST OF SCHEDULES

Schedule 1.1-B	-	Due Diligence Request List
Schedule 1.1-C	-	Additional Permitted Encumbrances
Schedule 2.1	-	Assets
Schedule 2.6(a)	-	Denver Business Location
Schedule 2.6(b)	-	Assigned Contracts
Schedule 2.7	-	Customer Orders
Schedule 2.8	-	Trade Payables
Schedule 4.4	-	Purchase Price Allocation and IRS Forms 8594
Schedule 5.1	-	Qualified Jurisdictions
Schedule 5.2	-	UCC Search Results
Schedule 5.3	-	Titled Assets
Schedule 5.5	-	Litigation
Schedule 5.7	-	Taxes
Schedule 5.8	-	Employees
Schedule 5.9	-	Material Adverse Effect
Schedule 5.10	-	Financial Statements
Schedule 5.11	-	Ordinary Due Course
Schedule 5.12	-	Intellectual Property
Schedule 5.14	-	ERISA
Schedule 5.15	-	Environmental
Schedule 5.16	-	Insurance
Schedule 5.17	-	Inventory
Schedule 5.18	-	Accounts Receivable
Schedule 5.22	-	Assets
Schedule 5.28	-	Suppliers and Customers
Schedule 5.29	-	Licenses and Permits
Schedule 5.31	-	Material Agreements
Schedule 7.4	-	Product Claims

LIST OF EXHIBITS

Exhibit A	-	Lease Agreements
Exhibit B	-	Bill of Sale and Assignment of Contracts
Exhibit C	-	Noncompetition Agreement
Exhibit D	-	Purchase Note